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                                                                  EXHIBIT (b)(5)



                          SECURITIES PURCHASE AGREEMENT


                        Il Fornaio (America) Corporation
                  c/o Bruckmann, Rosser, Sherrill & Co. L.L.C.
                              126 East 56th Street
                            New York, New York 10022



                                                             As of July 17, 2001


BancBoston Investments Inc.
100 Federal Street
Boston, Massachusetts  02110


I.B.J. Whitehall Capital Corporation
One State Street
8th Floor
New York, NY  10004


Exeter Capital Partners IV, L.P.
85 Merrimac Street
Boston, MA  02114



Ladies and Gentlemen:

        The undersigned, Il Fornaio (America) Corporation, a Delaware corporation and the surviving corporation of the Merger (as defined below) (the "Company"), hereby agrees with you (the "Initial Holders") as follows:

1.      DEFINITIONS.

        For all purposes of this Agreement the following terms shall have the meanings set forth herein or elsewhere in the provisions hereof:

        Affiliate. Affiliate shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall include (a) any Person who is a director or beneficial holder of at least 10% of any class of the then outstanding capital stock (or other shares of beneficial interest) of the Company (or other specified Person) and Family Members of any such Person, (b) any Person of which the Company (or other specified Person) or an Affiliate (as defined in clause (a) above) of the Company (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of any class of the then outstanding capital stock (or other shares of beneficial interest) or constitute at least a 10% equity participant, and (c) in the case of a specified Person who is an individual, Family Members of such Person; provided, however, that BBI shall not be an Affiliate of the Company or any of its Subsidiaries for the purposes of this Agreement.

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        Agent. The Agent shall mean the administrative agent under the Credit
Agreement, or such other Person that may exercise similar administrative functions thereunder.

        Applicable Pension Legislation. Applicable Pension Legislation means, at any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable, subject to the preemption provisions of ERISA, to the Company or any of its Subsidiaries.

        Applicable Prepayment Charge. Applicable Prepayment Charge shall mean, with respect to a prepayment or repayment of the Notes, an amount equal to the product of (a) the principal amount of the Notes so prepaid or repaid multiplied by (b) the percentage set forth in the table below opposite the period in which such prepayment or repayment is made:

               Period                                        Percentage
               ------                                        ----------
               From July 17, 2001                                5%
               through July 16, 2002

               From July 17, 2002                                4%
               through July 16, 2003

               From July 17, 2003                                3%
               through July 16, 2004

        Asset Sale. Asset Sale shall mean any one or series of related transactions in which the Company or any of its Subsidiaries conveys, sells, leases, licenses or otherwise disposes of, directly or indirectly, any of its properties, businesses or assets (including the sale or issuance of capital stock of any Subsidiary other than to the Company or any Subsidiary of the Company) whether owned on the Closing Date or thereafter acquired.

        Balance Sheet Date. See Section 4.6(a).

        Bank Affiliate. See Section 15.1.

        Bank Holding Company Act. See Section 15.1.

        Base Business. Base Business shall mean the operation of "high-end casual" Italian restaurants and related retail markets and wholesale bakeries.

        Base Rate. Base Rate shall mean the annual rate of interest announced from time to time by Fleet National Bank at its head office in Boston, Massachusetts, as its "prime rate".

        BBI. BBI shall mean BancBoston Investments Inc., a Massachusetts corporation.

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        BRSC. BRSC shall mean Bruckmann, Rosser, Sherrill & Co. II, L.P., a
Delaware limited partnership.

        BRSC Affiliate. Any Person which is controlled by or under common control with, directly or indirectly, BRSC, any director, officer or employee of BRSC, any family member of any such director, officer or employee and any trust established by any such Person.

        BRSC Associates. BRSC Associates shall mean Harold O. Rosser, II, Stephen F. Edwards, Bruce C. Bruckmann and Stephen C. Sherrill.

        Call Closing Date. See Section 11.3.

        Call Notice. See Section 11.3.

        Capital Assets. Capital Assets shall mean fixed assets, both tangible (such as land, buildings, fixtures machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

        Capital Expenditures. Capital Expenditures shall mean, for any period, amounts paid or Indebtedness incurred by the Company or any of its Subsidiaries in connection with (i) the purchase or lease by the Company or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP, (ii) Consolidated Restaurant Pre-Opening Costs, or (iii) the lease of any assets by the Company or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease, net of any expected tenant improvement allowances related to a Store.

        Capitalized Lease. Capitalized Lease shall mean, with respect to any Person, leases under which the Company or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

        Capital Transaction. Capital Transaction shall mean any of the following: (i) one or more mergers, consolidations, liquidations, sales of more than 50% of the consolidated assets of the Company and its Subsidiaries or other similar corporate actions pursuant to which the Company or the holders of Common Stock receive cash, securities or other property (including, without limitation, sales of a majority of the shares of capital stock of one or more Subsidiaries of the Company which have combined assets which aggregate more than 50% of the consolidated assets of the Company and its Subsidiaries) or (ii) at least a majority of the capital stock of the Company entitled generally to vote in the election of directors is sold.

        Cash Flow Ratio. For any Reference Period, the ratio of (a) Consolidated Cash Flow for such Reference Period, to (b) Consolidated Financial Obligations for such Reference Period.

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        CERCLA. See Section 4.18.

        Change of Control. Change of Control shall mean, at any time, the occurrence of one or more of the following events: (i) BRSC or the BRSC Affiliates shall collectively cease to own directly or indirectly at least fifty-one percent (51%) of the Class A Common Stock and economic interests of the Company, (ii) BRSC and the BRSC Affiliates shall collectively cease to have the power, directly or indirectly (including under any stockholders' agreement) to elect a majority of the directors of the Company, or (iii) the replacement of a majority of the board of directors of the Company over a two-year period from the directors who constituted the board of directors of the Company, as applicable, at the beginning of such period, and such replacement shall not (1) have been approved by a vote of at least a majority of the board of directors of the Company, as applicable, then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved, or (2) have been elected or nominated for election by BRSC or a BRSC Affiliate.

        Charter. Charter shall include the articles or certificate of incorporation, statute, constitution, joint venture or partnership agreement or articles or other organizational document of any Person other than an individual, each as from time to time amended or modified.

        Closing. See Section 2.3.

        Closing Date. See Section 2.3.

        Code. Code shall mean the Internal Revenue Code of 1986, any successor statute of similar import, and the rules and regulations thereunder, collectively and as from time to time amended and in effect.

        Commission. Commission shall mean the Securities and Exchange
Commission.

        Common Shares. Common Shares shall mean (a) the Initial Common Shares,
(b) any capital stock or other securities into which or for which such Common Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company, (c) any shares of capital stock issued with respect to any security described in clauses (a), (b) or (d) pursuant to a stock split or stock dividend, and (d) any capital stock or other security into which or for which any security described in clauses (b), (c) or this clause (d) shall have been converted or exchanged; provided that no Common Shares which have been sold pursuant to a Public Sale shall be considered to be outstanding Common Shares or Securities hereunder.

        Common Stock. Common Stock means the Class A Common Stock of the Company, par value $.001 per share (the "Class A Common Stock"), and the Class B Common Stock of the Company, par value $.001 per share (the "Class B Common Stock"). In addition, Common Stock shall mean any capital stock or other securities into which or for which Common Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company.

        Company. Company shall mean Il Fornaio.

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        Company Appraisal. See Section 11.5(b).

        Company Appraiser. See Section 11.5(b).

        Consolidated or consolidated. Consolidated or consolidated shall mean, with reference to any term defined herein, that term as applied to the accounts of the Company and all of its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

        Consolidated Cash Flow. For any period, Consolidated EBITDA of the Company and its Subsidiaries for such period, minus the sum of (a) cash income taxes paid during such period by the Company and its Subsidiaries on a consolidated basis and (b) the greater of (i) the aggregate amount of Maintenance Capital Expenditures made during such period by the Company and its Subsidiaries or (ii) $1,400,000, plus decreases in Consolidated Working Capital from the beginning to the end of such period or minus increases in Consolidated Working Capital from the beginning to the end of such period.

        Consolidated Current Assets. All assets of the Company and its Subsidiaries on a consolidated basis that, in accordance with GAAP, are properly classified as current assets, provided that (i) notes and accounts receivable shall be included only if good and collectible as determined by the Company in accordance with established practice consistently applied and, with respect to such notes, only if payable on demand or within one (1) year from the date as of which Consolidated Current Assets are to be determined and if not directly or indirectly renewable or extendible at the option of the debtors, by their terms, or by the terms of any instrument or agreement relating thereto, beyond such year, and, with respect to such accounts receivable, only if payable and outstanding not more than ninety (90) days after the date of the shipment of goods or other transaction out of which any such account receivable arose; and such notes and accounts receivable shall be taken at their face value less reserves determined to be sufficient in accordance with GAAP; and (ii) inventory shall be included only if and to the extent that the same shall be marketable in the ordinary course of business.

        Consolidated Current Liabilities. All liabilities and other Indebtedness of the Company and its Subsidiaries on a consolidated basis maturing on demand or within one (1) year from the date as of which Consolidated Current Liabilities are to be determined, and such other liabilities as may properly be classified as current liabilities in accordance with GAAP.

        Consolidated EBITDA. Consolidated EBITDA shall mean, for any period, the sum of (a) the Consolidated Pre-Tax Income of the Company and its Subsidiaries for such period, plus (b) in each case to the extent deducted in the calculation of Consolidated Pre-Tax Income, (i) Consolidated Total Interest Expense for such period, plus (ii) Consolidated Restaurant Pre-Opening Costs for such period plus
(iii) depreciation and amortization expenses (excluding amortization of Transaction Costs) for such period, plus (iv) Pro Forma Adjustments for such period certified by the chief financial officer of the Company, plus (v) non-recurring charges for such period, in such amounts and as more fully described on Schedule A attached hereto, plus (vi) expenses (or amortization of expenses) relating to Transaction Costs during such period to the extent the aggregate amount of Transaction Costs does not exceed $8,600,000.

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        Consolidated EBITDAR. For any period, the sum of (a) the Consolidated
EBITDA of the Company and its Subsidiaries for such period, plus (b) Consolidated Rental Expense for such period.

        Consolidated Financial Obligations. For any period, the sum of (a) all scheduled payments of principal on Indebtedness of the Company and its Subsidiaries, including Capitalized Leases and including Synthetic Leases during such period (but not including Consolidated Rental Expense), plus (b) Consolidated Cash Interest Expense. Demand obligations shall be deemed to be due and payable during any period during which such obligations are outstanding.

        Consolidated Funded Indebtedness. At any time, the sum of (a) the aggregate amount of Indebtedness of the Company and its Subsidiaries, on a consolidated basis, relating to the borrowing of money or the obtaining of credit (but not including the Maximum Drawing Amount still available under Letters of Credit or trade credit obtained in the ordinary course of business) or in respect of Capitalized Leases (but not including Indebtedness consisting of deferred tax liability), plus (b) without duplication, all Indebtedness of the type described in clause (a) above guaranteed by the Company or any of its Subsidiaries.

        Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of the Company and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

        Consolidated Pre-Tax Income. For any period, Consolidated Net Income for such period plus, to the extent deducted from the calculation of Consolidated Net Income, income tax expenditures for such period, determined in accordance with GAAP.

        Consolidated Rental Expense. For any period, all minimum rental expense of the Company and its Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP, incurred under any rental agreements or leases of real or personal property, including space leases and ground leases, other than obligations in respect of any Capitalized Leases or any Synthetic Leases.

        Consolidated Restaurant Pre-Opening Costs. "Start-up costs" (such term used herein as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) related to the opening and organizing of new Stores, such costs including, without limitation, the cost of feasibility studies, staff-training, and recruiting and travel costs for employees engaged in such start-up activities.

        Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid in cash by the Company and its Subsidiaries during such period on all Indebtedness of the Company and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases, or any Synthetic Lease (but not including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses, the one-time up-front "Closing Fee" referred to in the fee letter dated the Closing Date among the Company, the Agent and the Arranger (as defined in the Credit Agreement) or any one-time up-front closing fee paid in connection with the Subordinated Indebtedness) in connection with the borrowing of money.

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        Consolidated Working Capital. The excess of Consolidated Current Assets over Consolidated Current Liabilities.

        Credit Agreement. Credit Agreement shall mean the Revolving Credit and Term Loan Agreement dated as of the date hereof (as amended by any Permitted Renewal thereof) among the Company, the Agent, IBJ Whitehall Bank & Trust Company, as Syndication Agent and Fleet Securities, Inc. as Arranger.

        Default. Default shall mean an event or condition which with the passage of time or giving of notice, or both, would become an Event of Default.

        Disposal (or Disposed). Disposal (or Disposed) shall have the meaning specified in RCRA and regulations promulgated thereunder; provided, that in the event RCRA is amended so as to broaden the meaning of such term defined thereby, such broader meaning shall apply as of the effective date of such amendment and provided further, to the extent that the laws of a state wherein the Property lies establishes a meaning for "Disposal" (or "Disposed") which is broader than specified in RCRA, such broader meaning shall apply.

        Distribution. Distribution shall mean the declaration or payment of any dividend on or in respect of any shares of any class of the capital stock of any Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of the capital stock of any Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by the Company to its shareholders as such; any "Special Accrual" in respect of options for the purchase of any series of Preferred Stock, arising under the terms of the Form of Non-Qualified Stock Option Agreement to be issued under the Company's 2001 Stock-Based Incentive Compensation Plan or any similar right to payment arising under any other instrument of the Company; or any other distribution on or in respect of any shares of any class of the capital stock of any Person.

        Employee Benefit Plan. Employee Benefit Plan shall mean any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

        Enforcement Action. Enforcement Action means (a) any acceleration of any obligations under the Senior Loan Documents, (b) the commencement of proceedings or the taking of any other steps to realize upon any collateral, (c) the suspension or termination of any lending commitment under the Senior Loan Documents, or (d) the commencement of any other action of any nature to enforce any right of the Senior Lenders under the Senior Loan Documents.

        Environmental Laws. See Section 4.18.

        EPA. See Section 4.18.

        Equity Documents. Equity Documents means the Charter of the Company, the bylaws of the Company, the Investor Purchase Agreement, the Management Agreement

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and the Company's 2001 Stock-Based Incentive Compensation Plan and the option agreements to be issued thereunder.

        ERISA. ERISA shall mean the federal Employee Retirement Income Security Act of 1974, any successor statute of similar import, and the rules and regulations thereunder, collectively and as from time to time amended and in effect.

        ERISA Affiliate. ERISA Affiliate shall mean any Person that is a member of a group of which the Company, the Company or any Subsidiary is a member and which is treated as a single employer with the Company or the Company under
Section 414 of the Code.

        ERISA Event. ERISA Event shall mean (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of material liability on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of
Section 4212(c) of ERISA; (vii) the withdrawal of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the imposition on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or
Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the commencement of litigation asserting a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan;
(x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or

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(xi) the imposition of a Lien pursuant to section 401(a)(29) or 412(n) of the
Code or pursuant to ERISA with respect to any Pension Plan.

        Events of Default. See Section 10.1.

        Fair Market Value. See Section 11.5(b).

        Family Members. Family Members shall mean, as applied to any individual, any parent, spouse, child, spouse of a child, brother or sister of the individual, and each trust created for the benefit of one or more of such Persons and each custodian of a property of one or more such Persons.

        Generally Accepted Accounting Principles or GAAP. Generally accepted accounting principles or GAAP (a) when used in Schedule 7.17 hereto, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Company reflected in its financial statements for the year ended on the December 31, 2000, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Company adopting the same principles, provided that in each case referred to in this definition of "GAAP" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

        Growth Capital Expenditures. (a) Capital Expenditures relating to the construction, acquisition or opening of new Stores operated by the Company and its Subsidiaries after the Closing Date, plus (b) Capital Expenditures relating to the remodeling of existing Stores, plus (c) to the extent not included in the calculation of such Capital Expenditures, Consolidated Restaurant Pre-Opening Costs.

        Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Company or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

        Hazardous Substances. See Section 4.18.

        Il Fornaio. Il Fornaio shall mean Il Fornaio (America) Corporation, a Delaware corporation.

        Indebtedness. Indebtedness shall include as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

               (a) every obligation of such Person for money borrowed,

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               (b) every obligation of such Person evidenced by bonds,
        debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

               (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

               (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

               (e) every obligation of such Person under any Capitalized Lease,

               (f) every obligation of such Person under any Synthetic Lease,

               (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

               (h) every obligation of such Person (an "equity related purchase obligation") to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,

               (i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a "derivative contract"),

               (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

               (k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the "primary obligation") of another Person (the "primary obligor"), in any manner, whether directly or indirectly, and including, without limitation, any obligation of

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        such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation,
        (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The "amount" or "principal amount" of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Company or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

        Initial Common Shares. See Section 2.1.

        Investments. Investments shall mean all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid;
(c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

        Investor Group Preferred. Investor Group Preferred means (a) the shares of Series A Preferred Stock and Series B Preferred Stock being issued under Sections 2.1(b)(ii) and (iii), (b) any capital stock or other securities into which or for which such Preferred Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company, (c) any shares of capital stock issued with respect to any security described in clauses (a), (b) or (d) pursuant to a stock split or stock dividend, and (d) any capital stock or other security into which or for which any security described in clauses (b), (c) or this clause (d) shall have been converted or exchanged, and in each case whether held by an Initial Investor or any transferee; provided that no Preferred Shares which have been sold pursuant to a Public Sale shall be considered to be outstanding Preferred Shares or Securities hereunder.

        Investor Purchase Agreement. Investor Purchase Agreement shall mean the Securities Purchase and Contribution Agreement, dated November 15, 2000, as amended as of January 9, 2001 and as of May 1, 2001, among the Company, BRSC, the other investors named therein or joining thereto from time to time and those beneficial and record stockholders of the Company set forth on Exhibit A to the Merger Agreement.

        Letter of Credit. Letter of Credit means a standby or documentary letter of credit issued, extended or renewed in accordance with the Credit Agreement.

        Leverage Ratio. As at any date of determination, the ratio of (a) Consolidated Funded Indebtedness outstanding on such date to (b) Consolidated EBITDA for the Reference Period ending on such date.

        Lien. Lien shall mean any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

        Maintenance Capital Expenditures. Capital Expenditures that are not Growth Capital Expenditures.

        Major Holder. Major Holder shall mean the holder or holders at the relevant time (excluding the Company) of (a) in the case of the Notes, at least 10% of the then outstanding principal amount of the Notes, (b) in the case of the Warrants, Warrant Stock and Common Shares, at least 10% of the total number of (i) shares of Warrant Stock then issuable upon exercise of the outstanding Warrants and (ii) then outstanding shares of Warrant Stock and Common Shares, and (c) in the case of the Preferred Shares, at least 10% of the then outstanding number of Preferred Shares.

        Majority Holders. Majority Holders shall mean the holder or holders at the relevant time (excluding the Company) of (a) in the case of the Notes, at least 51% of the then outstanding principal amount of the Notes, (b) in the case of the Warrants, Warrant Stock and Common Shares, at least 51% of the number of
(i) shares of Warrant Stock then issuable upon exercise of the outstanding Warrants and (ii) the then outstanding shares of Warrant Stock and Common Shares, (c) in the case of the Preferred Shares, at least 51% of the then outstanding number of Preferred Shares, (d) in the case of the Put Notes, at least 51% in outstanding principal amount of the Put Notes and
(e) in the case of the Investor Group Preferred, at least 51% of the then outstanding number of shares of Investor Group Preferred.

        Management Agreement. Management Agreement shall mean the Management Agreement, dated as of the date hereof, between Bruckman, Rosser, Sherrill & Co. L.L.C. and the Company.

        Material Adverse Effect. Material Adverse Effect shall mean with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

        (a) a material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of the Company and its Subsidiaries, taken as a whole; or

        (b) any impairment of the validity, binding effect or enforceability of this Agreement or any of the other Mezzanine Documents, or any impairment of the rights, remedies or benefits available to any holder of Securities under any Mezzanine Document.

        Material Contract. Material Contract shall mean any contract or other arrangement to which the Company or any of its Subsidiaries is a party (other than the Mezzanine Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

        Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

        Maximum Rate. See Section 3.6(c).

        Merger. Merger shall mean the merger of Manhattan Acquisition Corp. with and into Il Fornaio pursuant to the Merger Documents, with Il Fornaio being the surviving corporation of such merger.

        Merger Agreement. Merger Agreement shall mean The Agreement and Plan of Merger, dated as of November 14, 2000 (and as amended on January 9, 2001, May 1, 2001 and June 13, 2001) between the Company and Manhattan Acquisition Corp., evidencing a maximum purchase price per share of $12.00, as in effect without giving effect to any amendments, modifications or waivers of the term thereof other than amendments, modifications and waivers certified copies of which have been delivered to the Majority Holders and approved by the Majority Holders in writing.

        Merger Documents. Merger Documents shall mean (a) the Certificate of Merger dated as of July 17, 2001 filed with the Secretary of State of the State of Delaware, (b) the Merger Agreement, and (c) the Voting Agreement, dated as of November 15, 2000, between the Company and those beneficial and record stockholders of the Company set forth on Exhibit A to the Merger Agreement.

        Mezzanine Documents. Mezzanine Documents shall include this Agreement, the Securities, the Registration Rights Agreement, the Subsidiary Guaranty, Securities Holders Agreement and any and every other present or future instrument or agreement from time to time entered into between the Company or any of its Subsidiaries and the Initial Holders or any other holder of the Securities which relates to this Agreement or any of the transactions contemplated hereby or is stated to be a Mezzanine Document, as from time to time amended or modified, and all statements, reports or certificates delivered by or on behalf of the Company to the Initial Holders or any other holder of the Securities in connection herewith or therewith.

        Multiemployer Plan. Multiemployer Plan shall mean any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

        Negotiation Period. See Section 11.5(b).

        Notes. Notes shall mean an aggregate of $13,000,000 Senior Subordinated Notes of the Company, issued pursuant to Section 2.1 hereof, and any other Notes transferred to any other holders pursuant to Section 16 hereof, as the same may be amended, restated or modified from time to time.

        PBGC. PBGC shall mean the Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

        Pension Plan. Pension Plan shall mean any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or
Section 302 of ERISA.

        Permitted Indebtedness. See Section 7.11.

        Permitted Liens. See Section 7.12.

        Permitted Renewal. See Section 3.7(b).

        Person. Person shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

        Preferred Shares. Preferred Shares shall mean (a) the Preferred Stock issued pursuant to this Agreement, (b) any capital stock or other securities into which or for which such Preferred Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company, (c) any shares of capital stock issued with respect to any security described in clauses (a), (b) or (d) pursuant to a stock split or stock dividend, and (d) any capital stock or other security into which or for which any security described in clauses (b), (c) or this clause (d) shall have been converted or exchanged; provided that no Preferred Shares which have been sold pursuant to a Public Sale shall be considered to be outstanding Preferred Shares or Securities hereunder.

        Preferred Stock. Preferred Stock shall mean the Series A Cumulative Compounding Preferred Stock of the Company, par value $.001 per share (the "Series A Preferred Stock") and the Series B Cumulative Compounding Preferred Stock of the Company, par value $.001 per share (the "Series B Preferred Stock") having the rights and privileges set forth in Exhibit D hereto and, in addition, any capital stock or other securities into which or for which such Preferred Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company.

        Pro Forma Adjustments. Adjustments relating to executive compensation and expenses incurred by the Company prior to the Merger which were related solely to the fact that the Company was a company registered under the Securities Act of 1933, such adjustments in amounts and at times acceptable to BBI, provided, however, that the aggregate amount of Pro Forma Adjustments for any fiscal period shall not exceed the amount set forth opposite such period in the table set forth below:

                 ------------------------------- ---------------------

                     Fiscal Period Ending:              Amount
                 ------------------------------- ---------------------
                          Closing Date                $1,100,000
                 ------------------------------- ---------------------
                       September 30, 2001              $850,000
                 ------------------------------- ---------------------
                       December 31, 2001               $550,000
                 ------------------------------- ---------------------
                         March 31, 2002                $300,000
                 ------------------------------- ---------------------
                         <June 30, 2002                $70,000
                         ==============                =======
                 ------------------------------- ---------------------
                          >Thereafter                     $0
                          =
                 ------------------------------- ---------------------


        Projections. See Section 4.6(a)(iii).

        Property. Property means the properties owned, leased or operated by the Company and its Subsidiaries.

        Public Sale. Public Sale shall mean any sale of Common Stock to the public pursuant to a public offering registered under the Securities Act or to the public through a broker pursuant to the provisions of Rule 144 (or any successor rule) under the Securities Act.

        Purchase Price. See Section 2.2.

        Purchased Securities. See Section 2.2.

        Put Closing Date. See Section 11.2.

        Put Note. See Section 11.4.

        Put Notice. See Section 11.1.

        Put Warrant. See Section 11.4.

        Qualified Public Offering. Qualified Public Offering shall mean a sale of Common Stock in a bona fide, firm commitment underwriting registered under the Securities Act (other than a Registration Statement on Forms S-8 or S-4 or any similar or successor forms or any registration statement relating to an exchange offer or an offering of securities solely to the Company's employees or securityholders, or used in connection with an acquisition or business combination, or used to offer and sell and combination of debt and equity securities of the Company in which (i) not more than 20% of the gross proceeds from such offering is attributable to the equity securities and
(ii) after giving effect to such offering, the Company does not have a class of equity securities required to be registered under the Exchange Act) where the aggregate net proceeds received by the Company are not less than $30,000,000.

        RCRA. See Section 4.18.

        Redeemable Capital Stock. Redeemable Capital Stock shall mean any equity security that (i) by its terms is required to be redeemed prior to the maturity date of the Notes, or is redeemable at the option of the holder thereof at any time prior to the maturity date of the Notes, or (ii) requires the payment of cash dividends to the holders of such security at any time while the Notes are outstanding.

        Reference Period. Any period of four (4) consecutive fiscal quarters of the Company ending on the relevant date, provided, however, that solely for purposes of calculating the Cash Flow Ratio contained in Section 11.3 and the ratio of EBITDAR to Total Interest Expense and Rental Expense contained in
Schedule 7.17, until four (4) full fiscal quarters of the Company have elapsed after September 30, 2001, such shorter period of one (1), two (2) or three (3) full fiscal quarters elapsed since September 30, 2001.

        Registration Rights Agreement. Registration Rights Agreement shall mean the Registration Rights Agreement, dated as of the date hereof among the Company, the purchasers of Securities hereunder and certain other stockholders of the Company, in the form of Exhibit E hereto.

        Related Agreements. Related Agreements shall mean, collectively, the Merger Documents, the Senior Loan Documents, the Mezzanine Documents and the Equity Documents.

        Release. Release shall have the meaning specified in CERCLA and regulations promulgated thereunder; provided, that in the event CERCLA is amended so as to broaden the meaning of such term defined thereby, such broader meaning shall apply as of the effective date of such amendment and provided further, to the extent that the laws of a state wherein the Property lies establishes a meaning for "Release" which is broader than specified in CERCLA, such broader meaning shall apply.

        Repurchase Price. See Section 11.5(a).

        Rescission Notice. See Section 11.4.

        Restricted Payment. Restricted Payment shall mean any Distribution and any payment (whether in cash, securities or other property) to or for the benefit of any Affiliate of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, all payments by the Company under the Management Agreement shall be Restricted Payments.

        Rollover Group. Rollover Group shall have the meaning set forth in the Merger Agreement.

        SARA. See Section 4.18.

        Securities. Securities shall mean the Notes, the Put Notes, the Warrants, the shares of Warrant Stock, the Common Shares and the Preferred Shares.

        Securities Act. Securities Act shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        Securities Holders Agreement. Securities Holders Agreement shall mean the Securities Holders Agreement, dated as of the date hereof, among the Company, BRSC, and the other investors named therein or joining thereto from time to time, in the form of Exhibit B hereto, as amended from time to time in accordance with its terms.

        Senior Funded Indebtedness. At any time of determination, the sum of Consolidated Funded Indebtedness minus Subordinated Indebtedness.

        Senior Leverage Ratio. As at any date of determination, the ratio of (a) Senior Funded Indebtedness at such date to (b) Consolidated EBITDA for the Reference Period ending on such date.

        Senior Indebtedness. See Section 3.7(b).

        Senior Lenders. Senior Lenders shall mean (i) the lenders party to the Credit Agreement from time to time and Fleet National Bank as administrative agent for such lenders (and any successor or replacement agent) and (ii) any other holders from time to time of Senior Indebtedness.

        Senior Loan Documents. Senior Loan Documents shall mean the Credit Agreement and any related notes, guarantees, collateral documents, instruments and other agreements executed in connection therewith (including schedules, exhibits and annexes thereto), as the same may be amended, restated, supplemented renewed, replaced or otherwise modified from time to time in accordance with the provisions of Section 9.10 hereof, whether or not with the same agents, representative lenders or holders, and irrespective of any changes in the terms and conditions thereof.

        Specified Event of Default. Specified Event of Default shall mean (a) any breach of Section 8.1 which is not remedied or cured within thirty (30) days after written notice to the Company, (b) any breach of Sections 8.2, 8.3, 8.4 or 8.5, (c) any breach of Section 9 which is not remedied or cured within thirty
(30) days after written notice to the Company, and (d) the occurrence of a Change of Control.

        Standstill Period. See Section 3.7(b).

        Store. A particular restaurant at a particular location that is owned or operated by the Company or one of its Subsidiaries.

        Subordinated Indebtedness. See Section 3.7(b).

        Subordinated Instrument. See Section 3.7(b).

        Subsidiary. Subsidiary shall mean any Person of which the Company or other specified Person now or hereafter shall at the time own directly or indirectly through a Subsidiary at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally.

        Subsidiary Guaranty. Subsidiary Guaranty shall mean the Subsidiary Guaranty in the form of Exhibit F hereto.

        Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

        Third Appraiser. See Section 11.5(b).

        Transaction Costs. Transaction Costs shall mean all of the costs, fees and expenses incurred by the Company or Manhattan Acquisition Corp. in connection with the Merger, the Related Agreements and the transactions contemplated thereby and hereby, including without limitation, broker's, finder's or placement fees or commissions, attorneys' fees and fees of other professionals.

        Transfer Notice. See Section 16.2.

        Unfunded Accrued Benefits. Unfunded Accrued Benefits shall mean with respect to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) at any time, the amount (if any) by which (a) the present value of all vested liabilities under such employee pension benefit plan exceeds (b) the fair market value of plan assets, all determined as of the most recent valuation date for such employee pension benefit plan.

        Unprofitable Store. Unprofitable Store shall mean, at the relevant time of reference thereto, any Store whose net income (without deduction or adjustment for expenses relating to interest, income taxes, depreciation or amortization or other non-cash charges, gains or losses on the sale of Capital Assets or corporate overhead that may be attributable to such Store) on an individual Store basis is less than $1 for the twelve most recently ended fiscal months, provided that, solely for purposes of determining whether any Store is an Unprofitable Store, it shall be assumed that the net income of each Store shall be greater than $1 for each of its first six months of operation.

        Unrepurchased Securities. See Section 11.4.

        Warrant(s). Warrants shall mean, collectively, the Common Stock Purchase Warrants of the Company issued pursuant to Section 2.1 hereof, any Put Warrants issued pursuant to Section 11.4 hereof and any other Warrants transferred to any other holders pursuant to Section 16 hereof; provided that no Warrants which have been sold pursuant to a Public Sale shall be considered to be outstanding Warrants or Securities hereunder.

        Warrant Stock. Warrant Stock shall mean Common Stock previously issued or, at the time of determination, issuable upon exercise of the Warrants in accordance with their terms and any capital stock or other securities into which or for which such Common Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company and any shares of capital stock issued with respect to the foregoing pursuant to a stock split or stock dividend; provided that no shares of Warrant Stock which have been sold pursuant to a Public Sale shall be considered to be outstanding Warrant Stock or Securities hereunder.

        Warrantholder Appraisal. See Section 11.5(b).

        Warrantholder Appraiser. See Section 11.5(b).


2.      SALE AND PURCHASE OF PURCHASED SECURITIES.

        2.1. Sale and Purchase of Purchased Securities.

        (a) The Company agrees to issue and sell to the Initial Holders and, subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, each Initial Holder severally agrees to purchase the Senior Subordinated Notes of the Company, in the aggregate principal amount of $13,000,000, in the form of Exhibit A-1 hereto and in the individual amounts set forth on Schedule 2.1 hereto.

        (b) The Company agrees to issue and sell to the Initial Holders and, subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, each Initial Holder severally agrees to purchase, in the individual amounts set forth on
Schedule 2.1 hereto, the Securities listed below:

               (i) Common Stock Purchase Warrants for the purchase of an aggregate of 25,396 shares of Common Stock, in the form of Exhibit B-1 hereto;

               (ii) an aggregate of 82,278 shares of Series A Preferred Stock;

               (iii) an aggregate of 68,565 shares of Series B Preferred Stock.

        (c) The Company further agrees to issue and sell to BBI and, subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, BBI agrees to purchase, the Securities listed below:

               (i) an aggregate of 21,930 shares of Common Stock (the "Initial Common Shares");

               (ii) an aggregate of 78,947 shares of Series A Preferred Stock;
        and

               (iii) an aggregate of 65,789 shares of Series B Preferred Stock.

        2.2. Purchase Price. The aggregate purchase price for the Securities purchased pursuant to Section 2.1 (the "Purchased Securities") is $15,000,000 (the "Purchase Price"). The parties agree that the consideration paid for the Securities shall be allocated, for purposes of determining the issue price of the Securities for federal income tax purposes, among the Securities, in the following manner: (a) $10,885,308.24 for the

Notes; (b) $987,253.72 for the Series A Preferred Stock; (c) $822,711.44 for the Series B Preferred Stock; and (d) $304,726.60 for the Warrants. The parties agree that such allocation was agreed to by the parties in the manner set forth in Treas. Reg. Section 1.1273-2(h)(i) and that they will not take any position for tax purposes that is inconsistent with such allocation. At the Closing, the Company will also deliver to the Initial Holders the closing fee referred to in
Section 6.9 hereof in immediately available funds.

        2.3. Closing. The closing of the purchase and sale of the Purchased Securities (the "Closing") will take place at the offices of Dechert, 30 Rockefeller Plaza, New York, NY 10112, at 10:00 a.m. on July 17, 2001, or at such other time, date and place as the parties hereto may agree upon (the "Closing Date"). At the Closing, the Company will deliver to each Initial Holder its Purchased Securities against payment by such Initial Holder of the Purchase Price in respect of its Securities in immediately available funds. Each of the Purchased Securities will be issued to the applicable Initial Holder or any nominee specified by such Initial Holder on or before the Closing Date and registered in such Initial Holder's name or the name of such specified nominee in the records of the Company.

        2.4. Use of Proceeds. The proceeds from the sale of the Purchased Securities hereunder will be used by the Company solely to pay the cash consideration payable by the Company in connection with the Merger and to pay Transaction Costs.

3.      PRINCIPAL AND INTEREST PAYMENTS ON NOTES; SUBORDINATION.

        3.1. Mandatory Principal Repayment. The Company agrees to repay the entire unpaid principal amount of the Notes on July 17, 2008.

        3.2. Prepayments. The Company, upon not less than 15 nor more than 30 days' prior written notice to the holders of the Notes of the date and amount of optional prepayment, may prepay from time to time all or any portion (in integral multiples of $500,000) of the principal amount of the Notes; provided, that (x) no prepayment of any Note may be made under this Agreement prior to the third anniversary of the Closing Date except upon payment to the holder thereof of the Applicable Prepayment Charge and (y) no prepayment or repayment in full of the Notes may be made at any time while any Put Notes are outstanding unless concurrently therewith the Put Notes are paid in full. In addition, the Applicable Prepayment Charge, if any, shall be due and payable upon any repayment of the Notes following the acceleration of the Notes pursuant to
Section 10.2 hereof. The principal amount of any Notes designated for prepayment in any notice of optional prepayment permitted by this Section 3.2 shall become due and payable on the date fixed for prepayment in such notice, together with all accrued and unpaid interest thereon.

        3.3. Application of Payments and Prepayments. Each repayment or prepayment of less than the entire unpaid principal amount of all outstanding Notes shall be applied pro rata to all outstanding Notes, according to the respective unpaid principal amounts thereof.

        3.4. Presentation or Surrender of Notes. The Company may, as a condition to making any prepayment of a Note, require the holder thereof to present such Note at the place specified in the Note for payment of the principal thereof, for notation thereon of the amount and date of such prepayment, or, if such Note is prepaid in full, to surrender the same to the Company.

        3.5. No Reborrowing or Other Prepayments. Except as expressly permitted by Section 3.2, none of the principal of the Notes may be prepaid. No amount repaid or prepaid pursuant to Section 3.1 or 3.2 may be reborrowed under the Notes.

        3.6. Interest Payments.

        (a) Subject to Section 3.6(b) hereof, the unpaid principal amount of the Notes outstanding from time to time shall bear interest (i) from the Closing Date until the fifth anniversary of the Closing Date at a rate equal to 13% per annum and (ii) from and after the fifth anniversary of the Closing Date until and including the maturity of the Notes, at a rate equal to the greater of (A) the Base Rate plus 5% per annum and (B) 13% per annum. Interest on the Notes shall be calculated on the basis of the actual number of days elapsed and a 360 day year, and shall be payable quarterly in arrears on the first day of each calendar quarter, commencing on the first such date to occur after the Closing Date, and at the maturity or any earlier acceleration or prepayment of the Notes.

        (b) Overdue principal and (to the extent permitted by applicable law) overdue interest on the Notes shall bear interest at a rate per annum equal to the then applicable non-default interest rate applicable to the Notes plus 3%, payable on demand and compounded monthly, until such amount shall be paid in full.

        (c) From and after the occurrence of any Event of Default, the unpaid principal amount of the Notes then outstanding shall bear interest at the then prevailing rate plus 2%.

        (d) It is not intended by the holders of the Notes, and nothing contained in this Agreement or any Note shall be deemed, to establish or require the payment of a rate of interest in excess of the maximum rate permitted by applicable federal, state or other law (the "Maximum Rate") and, to prevent such an occurrence, any agreement which may now or hereafter be in effect between the Company and the holders of the Notes regarding the payment of fees or interest to such holders is hereby limited by the provisions of this Section 3.6(c). If, in any month, the effective interest rate applicable to the principal outstanding under the Notes, absent the Maximum Rate limitation contained herein, would have exceeded the Maximum Rate, then the effective interest rate applicable to the Notes for that month shall be the Maximum Rate, and, if in any subsequent month, the effective interest rate would otherwise be less than the Maximum Rate, then the effective interest rate applicable to the Notes for such month shall be increased to the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid in respect of the Notes if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the principal outstanding under the Notes, the total amount of interest paid or accrued in respect of the Notes under the terms of this Agreement is less than the total amount of interest which would have been paid or accrued in respect of the Notes had the interest not been limited hereby to the Maximum Rate, then the Company shall, to the extent permitted by such applicable federal, state or other law, pay to each of the holders of the Notes an amount equal to the excess, if any, of (i) the lesser of (A) the amount of interest which would have been charged in respect of the Notes if the Maximum Rate had, at all times, been in effect with respect to the Notes and (B) the amount of interest which would have accrued in respect of the Notes had the effective interest rate applicable with respect to the Notes at all times not been limited hereunder by the Maximum Rate over (ii) the amount of interest actually paid or accrued in respect of the Notes held by such holder under this Agreement. In the event that the holders of the Notes receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall be applied in accordance with Section 3.3 hereof to the reduction of principal outstanding under the Notes and if no such principal is then outstanding, such excess or part thereof remaining, shall be paid to the Company.

        3.7. Subordination.

        (a) Subordination to Senior Indebtedness. Notwithstanding any other provision of this Agreement, the payment by the Company of the Subordinated Indebtedness is and shall be subordinated in right of payment, to the extent and in the manner set forth in this Section 3.7, to the prior payment in full of the Senior Indebtedness.

        (b) Definitions. As used herein:

        (i) the term "Blockage Period" shall mean an Indefinite Blockage Period or a Limited Blockage Period;

        (ii) the term "Enforcement Action" shall mean any of the following: (a) any action by the Agent or any holder of Senior Indebtedness to enforce any payment obligation under the Senior Loan Documents; (b) the Agent or any holder of Senior Indebtedness joining in the commencement of any bankruptcy, insolvency, liquidation or similar proceeding by or against the Company or any of its Affiliates; (c) any acceleration of the maturity of any Senior Indebtedness; (d) any termination or suspension of any lending commitment under any Senior Loan Document; (e) any commencement of a proceeding or other action for the purpose of realizing upon any collateral securing Senior Indebtedness; or (f) any other action by the Agent or any holder of Senior Indebtedness to enforce any right or pursue any remedy under any Senior Loan Document;

        (iii) the term "Indefinite Blockage Period" shall mean the period beginning on the date on which the Subordinated Debt Representative shall have received a Senior Payment Default Notice and ending on the date which all Senior Payment Defaults identified in such Senior Payment Default Notice shall have been cured or waived;

        (iv) the term "Junior Securities" shall mean any equity security of the Company that does not constitute Redeemable Capital Stock, and any debt security of the Company that is subordinated in right of payment to Senior Indebtedness at least to the same extent as the Notes;

        (v) the term "Limited Blockage Period" shall mean the period commencing on the date on which the Subordinated Debt Representative shall have received a Senior Covenant Default Notice and ending on the earlier to occur of (A) the date on which all

Senior Covenant Defaults identified in such notice shall have been cured or waived, or (B) 180 days after such date;

        (vi) the term "Maximum Amount" shall mean, at any date of determination, an amount equal to the sum of (A) $41,250,000 (or, in the event that the Total Commitment under the Credit Agreement is increased prior to July 17, 2002 by up to $5,000,000, then the lesser of the Total Commitment plus 10% and $43,000,000), minus (B) the amount of all principal payments regularly scheduled to have been made (whether or not actually made) on the Term Loans (as defined in the Credit Agreement as in effect on the date hereof) from the date hereof through the date of determination in accordance with the schedule for such payments in effect under the Credit Agreement on the date hereof, minus (C) the aggregate amount of all voluntary and mandatory prepayments of principal of Senior Term Loans actually made, minus (D) the aggregate amount of all commitment reductions in respect of any revolving credit facility under any senior indebtedness, plus (E) the amount of any principal payments referred to in clause (B) above not actually made as of such date of determination and constituting a default under the Credit Agreement;

        (vii) the term "Permitted Renewal" shall mean any amendment, restatement, extension, renewal or refinancing of the Credit Agreement which does not (A) increase the aggregate principal amount of Indebtedness and undrawn commitments thereunder to an amount which would at any time exceed the Maximum Amount in effect for such time, or (B) modify or amend any of the provisions of the Senior Loan Documents in a way which would impose greater restrictions on the rights of the holders of Subordinated Indebtedness, or on the obligations of the Company and its Subsidiaries under the Mezzanine Documents, than those restrictions imposed by the Senior Loan Documents on the date hereof;

        (viii) the term "Senior Covenant Default" shall mean any default (other than a Senior Payment Default) with respect to any Senior Indebtedness which then permits the acceleration of all Senior Indebtedness;

        (ix) the term "Senior Covenant Default Notice" shall mean written notice from the Agent of any Senior Covenant Default;

        (x) the term "Senior Indebtedness" shall mean the principal amount of any Indebtedness of the Company or any of its Subsidiaries under the Credit Agreement as in effect on the date hereof and any Permitted Renewal thereof which does not cause the aggregate amount of Senior Indebtedness (and undrawn commitments thereunder) to exceed at any time the Maximum Amount then in effect, and all interest (including, without limitation, post-petition interest whether or not an allowed claim), fees and indemnification and reimbursement obligations owing by the Company or any of its Subsidiaries with respect thereto or under the Senior Loan Documents;

        (xi) the term "Senior Payment Default" shall mean any default in payment of any principal of, or interest on, Senior Indebtedness;

        (xii) the term "Senior Payment Default Notice" shall mean written notice from the Agent of any Senior Payment Default;

        (xiii) the term "Senior Term Loans" shall mean the term loans (as defined in the Credit Agreement as in effect on the date hereof) and any other term loan under any Senior Indebtedness;

        (xiv) the term "Standstill Period" shall mean with respect to any Subordinated Indebtedness, the period commencing on the first day of any Blockage Period and ending on the earlier of (A) 180 days after the commencement of such Blockage Period or (B) the date on which such Blockage Period ends;

        (xv) the term "Subordinated Debt Representative" shall mean a representative for the holder of Subordinated Indebtedness who shall be designated in writing to the Agent by the Majority Holders of the Notes and who shall initially be BBI;

        (xvi) the term "Subordinated Indebtedness" shall mean all principal, premium (if any), interest and fees and other amounts owing by the Company under or with respect to the Notes or the Mezzanine Documents, as the same may be amended from time to time; and

        (xvii) the term "Subordinated Instrument" shall mean any instrument or agreement evidencing Subordinated Indebtedness.

        (c) Prior Payment of Senior Indebtedness on Dissolution, Liquidation or Reorganization. Upon any distribution of assets of the Company or any of its Subsidiaries upon any dissolution, winding up, total or partial liquidation or reorganization of the Company or such Subsidiary, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities (a "Bankruptcy or Insolvency Proceeding"):

               (i) the holders of Senior Indebtedness will be entitled to receive payment in full in cash of all Senior Indebtedness before the holders of Subordinated Indebtedness receive any payment (other than Junior Securities) on account of any obligation in respect of any Subordinated Instrument, including the principal of, premium, if any, and interest on the Subordinated Indebtedness; and

               (ii) any payment or distribution of assets of the Company or such Guarantor of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the holders of Subordinated Indebtedness would be entitled (by setoff or otherwise), except for the subordination provisions contained in this Agreement, will be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representative to the extent necessary to make payment in full in cash on all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness, and rendering any surplus remaining to the holders of Subordinated Indebtedness.


        (d) No Payment on Notes Under Certain Conditions.

               (i) No payment shall be made by or on behalf of the Company with respect to Subordinated Indebtedness during any Blockage Period.

               (ii) During any Standstill Period, unless either (A) the holders of Senior Indebtedness shall have commenced an Enforcement Action or (B) any Bankruptcy or Insolvency Proceeding is commenced, no action or proceeding shall be commenced by any holder of such Subordinated Indebtedness to collect payment thereof.

               (iii) Notwithstanding anything herein to the contrary, (A) no Limited Blockage Period shall commence within 180 days after the end of another Limited Blockage Period, (B) no Standstill Period shall commence within 180 days after the end of another Standstill Period, and (C) no new Limited Blockage Period may be commenced with respect to any Senior Covenant Default after the termination of a prior Limited Blockage Period with respect to such Senior Covenant Default unless another Senior Covenant Default then exists, nor may the provisions of this
        Section 3.7(d) or the Limited Blockage Periods or Standstill Periods established hereby restrict or prohibit for more than 180 days in any 360-day period the Company from making or the holder thereof from accepting any payment of Subordinated Indebtedness or such holder from bringing any action or proceeding to collect any such payment.

        (e) Payments Held in Trust. If, in violation of the terms of this
Section 3.7, any holder of Subordinated Indebtedness receives payment thereof or any distribution with respect thereto before all Senior Indebtedness is paid in full, and such holder of Subordinated Indebtedness receives notice within 30 days after receipt of such payment that such payment was made in violation of the terms of this Section 3.7, such payment or distribution shall be held in trust for and paid ratably to the holders of Senior Indebtedness or their representatives until all Senior Indebtedness shall have been paid in full in cash. No such payments or distributions paid to the holders of Senior Indebtedness or their representatives by any holder of Subordinated Indebtedness shall be deemed to discharge any of such Subordinated Indebtedness.

        (f) Subrogation. Subject to the payment in full of all Senior Indebtedness as provided herein, the holders of Subordinated Indebtedness shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on the Subordinated Indebtedness shall be paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of Senior Indebtedness by or on behalf of the Company, or by or on behalf of the holders of Subordinated Indebtedness by virtue of this Section 3.7, which otherwise would have been made to the holders of Subordinated Indebtedness shall, as between the Company and the holders of Subordinated indebtedness, be deemed to be payment by the Company on account of such Senior Indebtedness, it being understood that the provisions of this
Section 3.7 are intended solely for the purpose of defining the relative rights of the holders of Subordinated Indebtedness, on the one hand, and the holders of Senior Indebtedness, on the other hand.

        (g) Scope of Subordination. The subordination provisions of this Section
3.7 are intended solely to define the relative rights of the holders of Subordinated Indebtedness and the holders of Senior Indebtedness. Nothing in this Section 3.7 or any Mezzanine Document shall impair, as between the Company, its creditors (other than the holders of Senior Indebtedness) and the holders of Subordinated Indebtedness, the unconditional and absolute obligation of the Company to timely pay the principal, interest, and other amounts and obligations owing under the terms of such Subordinated Instrument or affect the relative rights of the holders of such Subordinated Instrument and creditors of the Company (other than the holders of Senior Indebtedness), nor shall anything prevent any holder of Subordinated Indebtedness from accepting any payment with respect to such Subordinated Indebtedness or exercising all remedies otherwise permitted by applicable law upon default with respect to such Subordinated Indebtedness or this Agreement, subject to any rights under this Section 3.7 of the holders of Senior Indebtedness in respect of such payment.

        (h) Notices. All notices to be made by the holders of Senior Indebtedness to the holders of Subordinated Indebtedness hereunder (including, without limitation, any notice to commence a Standstill Period or any notice in connection with the proceedings referred to in Section 3.7(c)) may be made to the Subordinated Debt Representative and any such notices so delivered shall be deemed to have been delivered to all holders of Subordinated Indebtedness.

        (i) Senior Lenders. So long as any Senior Indebtedness is outstanding under the Credit Agreement, the Agent acting on behalf of the Senior Lenders which hold such Senior Indebtedness shall be entitled exclusively to exercise all rights of the Senior Lenders and of a holder of Senior Indebtedness hereunder on behalf of and for the benefit of all holders of Senior Indebtedness, including without limitation, receiving any notices, exercising any remedies or taking any other actions to be taken by a Senior Lender or a holder of Senior Indebtedness under this Section 3.7. After the payment in full of the Senior Indebtedness under the Credit Agreement, the holders of Senior Indebtedness shall be entitled to exercise such rights and remedies.

        (j) From and after the commencement of any Bankruptcy or Insolvency Proceeding and during the pendency thereof, the holders of Subordinated indebtedness shall not contest the validity of the Senior Loan Documents, and liens granted to the Senior Lenders thereunder or the enforceability of the subordination provisions set forth in this Section 3.7


4.      REPRESENTATIONS AND WARRANTIES.

        In order to induce each Initial Holder to enter into this Agreement and to purchase the Purchased Securities, the Company hereby represents and warrants that, both immediately before and immediately after giving effect to the Closing and the Merger:

        4.1. Organization and Good Standing. The Company and each of its Subsidiaries is duly organized and existing in good standing in its jurisdiction of incorporation and is duly qualified as a foreign corporation and authorized to do business in all other jurisdictions in which the nature of its business or property makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. The Company and each of its Subsidiaries have the corporate power to own their properties and to carry on their business as now conducted.

        4.2. Authorization. Except as set forth on Schedule 4.2 hereto, the execution, delivery and performance by the Company of this Agreement and by the Company and each of its Subsidiaries of each Related Agreement to which such Person is a party, and the issuance and sale by the Company of the Securities hereunder, (a) are within such Person's corporate power and authority, (b) have been duly authorized by all necessary corporate proceedings, (c) do not result in the creation of any Lien upon any of the property of the Company or any of its Subsidiaries (other than Liens incurred in connection with the security interests granted pursuant to the Senior Loan Documents), (d) do not conflict with or result in any breach of any provision of or require any filing, consent or approval pursuant to the Charter or bylaws of the Company or any of its Subsidiaries or any law or regulation (including without limitation any applicable environmental restrictive transfer law or regulation) or order, judgment, writ, injunction, license, permit, and (e) do not conflict with or result in any breach of any provision of or require any filing, consent or approval pursuant to any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of their respective assets is subject, except for conflicts or breaches of such agreements and instruments which would not reasonably be expected to have a Material Adverse Effect.

        4.3. Enforceability. The execution and delivery by the Company of this Agreement and by the Company and each of its Subsidiaries of each of the Related Agreements to which such Person is a party, and the issuance and sale by the Company of the Notes hereunder, will result in legally binding obligations of such Person enforceable against such Person in accordance with the respective terms and provisions hereof and thereof, except to the extent that (a) such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights, (b) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought and (c) the enforceability of the indemnities and contribution provisions contained in the Registration Rights Agreement may be limited under securities laws.

        4.4. Capitalization.

        (a) Capital Stock. Immediately after giving effect to the transactions contemplated by the Merger Agreement and this Agreement, (i) the number of authorized and outstanding shares of capital stock of the Company are set forth on Schedule 4.4(a) hereto, (ii) all of the outstanding shares of capital stock of the Company are owned as set forth in Schedule 4.4(a) hereto, and (iii) all of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable.

        (b) Options, Etc. Other than as disclosed on Schedule 4.4(b) hereto, the Company has no outstanding rights (either pre-emptive or other) or options to subscribe for or purchase from the Company and no warrants or other agreements providing for or requiring the issuance by the Company of, any capital stock or any securities convertible into or exchangeable for its capital stock.

        (c) Reservation, Etc. Sufficient shares of authorized but unissued Common Stock have been reserved by appropriate corporate action by the board of directors of the Company in connection with the prospective exercise of the Warrants and any other rights, options or agreements disclosed on Schedule 4.4(b). The issuance of the Warrants or the shares of Warrant Stock (i) does not require any further corporate action by the stockholders or directors of the Company, (ii) is not subject to pre-emptive rights created by the Company in any present or future stockholders of the Company and (iii) does not conflict with any provision of any material agreement to which the Company is a party or by which it is bound. All shares of Warrant Stock, when issued upon exercise of the Warrants in accordance with their terms, will be duly authorized, validly issued, fully paid and non-assessable.

        4.5. Subsidiaries. The Company does not have any Subsidiaries and does not own or hold of record and/or beneficially any shares of any class of the capital stock of any corporations. The Company does not own any legal and/or beneficial interests in any partnerships, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

        4.6. Reports and Financial Statements. (a) The Initial Holders have heretofore been furnished with, and hereby acknowledge receipt of, complete and correct copies of the following:

               (i) the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2000 (the "Balance Sheet Date") and the related statements of operations, shareholders' equity and cash flows for the fiscal year then ended, and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2001, and the related statements of income and cash flows for the three-month period then ended, each of such balance sheets and related statements being attached hereto as Schedule 4.6(a)(i);

               (ii) the pro forma consolidated balance sheet of the Company and its Subsidiaries as at the Closing Date, taking into account the Merger and all transactions contemplated by the Related Agreements, such balance sheet being attached hereto as Schedule 4.6(a)(ii); and

               (iii) the projections of the future performance of the Company and its Subsidiaries for each of the five fiscal years following the Closing Date, on a consolidated basis, including income, net profits, and cash flows, dated as of the Closing Date and attached hereto as
        Schedule 4.6(a)(iii) (the "Projections").

        (b) Each of the statements delivered under Section 4.6(a)(i) hereof was prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods except as otherwise stated therein and subject to the lack of footnote disclosures and year-end adjustments in the case of unaudited statements; each of the balance sheets included in such financial statements fairly presents the financial condition of the Company and its consolidated Subsidiaries as at the close of business on the date thereof in all material respects; and each of the statements of income included in such financial statements fairly presents the results of operations of the Company and its consolidated Subsidiaries for the fiscal period then ended in all material respects.

        (c) The pro forma consolidated balance sheet of the Company referred to in Section 4.6(a)(ii) has been prepared by management of the Company on the basis of reasonable assumptions, taking into consideration the effect of the Merger and the transactions contemplated hereby and by the Related Agreements.

        (d) The Projections have been prepared on the basis of reasonable assumptions and all material assumptions used in the preparation of the Projections are set forth in the notes thereto. The Projections are based on certain estimates and assumptions about future events and circumstances and are subject to variation. There can be no assurance that the actual performance of the Company and its Subsidiaries for the periods covered by the Projections will not deviate significantly from the Projections.

        4.7. Material Adverse Change. Except as disclosed in the unaudited monthly financial statements provided to you prior to the Closing Date, from March 31, 2001 through the date hereof and through the Closing Date there has occurred no materially adverse change in the financial condition or business of the Company and its Subsidiaries as shown or reflected in the consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2001, or the consolidated statement of income for the fiscal period then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Company and its Subsidiaries. From March 31, 2001 through the Closing Date, the Company has not made any Restricted Payment. Prior to and at the Closing Date, Manhattan Acquisition Corp. will not have (i) incurred any liabilities or obligations, (ii) engaged in any business or activities of any kind whatsoever, (iii) entered into any agreement or arrangements with any Person or (iv) been subject to or bound by any obligation or undertaking, except in each case as incurred in connection with the incorporation, capitalization or negotiation and consummation of the transactions contemplated by this Agreement and the other Related Agreements, including, but not limited to, the Merger and the debt and equity financing related thereto.

        4.8. Indebtedness. Neither the Company nor any of its Subsidiaries has any Indebtedness other than Permitted Indebtedness.

        4.9. Related Agreements. The Initial Holders have heretofore or simultaneously herewith been furnished with complete and correct copies of all of the Related Agreements, other than the Mezzanine Documents. No Related Agreement has subsequently been amended, supplemented or modified (other than amendments, if any, delivered to the Major Holders on or prior to the Closing Date and consented to or approved on or prior to the Closing Date by the Major Holders or as expressly permitted hereunder). The Related Agreements are the only material agreements relating to the Merger and the transactions contemplated hereby to which the Company or any of its Subsidiaries is a party, and constitute the complete understanding among the parties thereto in respect of the matters and transactions covered thereby. Neither the Company nor any of its Subsidiaries is in default on any of its representations, warranties or obligations under this Agreement, any Related Agreement or any Material Contract to which such Person is a party and, to the knowledge of the Company, no other party to any Related Agreement or Material Contract is in default thereunder.

        4.10. Licenses, Etc. The Company and each of its Subsidiaries possesses and has the right to use all material franchises, patents, patent applications, patent licenses, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, licenses, permits, authorizations and other rights as are necessary for the conduct of its business as currently conducted, including without limitation all approvals by any federal, state or local liquor authority necessary for the continued operation of any restaurant or bakery operated by the Company or its Subsidiaries with full liquor service, subject to the receipt of the consents or approvals set forth on Schedule 4.10. All of the foregoing are in full force and effect, and the Company and each of its Subsidiaries is in compliance with the foregoing without any conflict with the rights of others known to the Company, except as set forth on Schedule 4.10 hereto.

        4.11. Solvency. Immediately prior to, upon and immediately after consummation of the Merger and the transactions contemplated hereby and by the other Related Agreements, the Company and each of its Subsidiaries is solvent, has tangible and intangible assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

        4.12. Title to Assets; Leases. Except as disclosed on Schedule 4.12 attached hereto, the Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property) or (iii) good title to (in the case of all other personal property) all of the assets reflected in the pro forma consolidated balance sheet of the Company as at the Closing Date, subject to no Liens other than Permitted Liens. The Company and each of its Subsidiaries is in material compliance with the terms of all leases of real property on which facilities operated by it are situated, and all such leases are valid and in full force and effect, except to the extent that would not have a Material Adverse Effect.

        4.13. Litigation. There is no litigation, at law or in equity, or any proceeding before any court, board or other governmental or administrative agency or any arbitrator pending or, to the knowledge of the Company, threatened which, individually or in the aggregate, would have a Material Adverse Effect after giving effect to any applicable insurance if adversely determined, or which seeks to enjoin the consummation of, or which questions the validity of, any of the transactions contemplated by this Agreement or any Related Agreement. No judgment, decree or order of any court, board or other governmental or administrative agency or arbitrator has been issued against or binds the Company, any of its Subsidiaries or their respective assets.

        4.14. Tax Returns. The Company and each of its Subsidiaries has filed all material tax returns and reports which are required to be filed with any foreign, federal, state or local governmental authority or agency and has paid, or made adequate provision for the payment of, all assessments received and all taxes which have become due under applicable foreign, federal, state or local governmental law or regulations with respect to the periods in respect of which such returns and reports were filed, other than

(i) any taxes or assessments, the validity of which the Company or such Subsidiary is contesting in good faith by appropriate proceedings, and with respect to which the Company or such Subsidiary shall, to the extent required by generally accepted accounting principles consistently applied, have set aside on its books adequate reserves and (ii) taxes that in the aggregate are not material and which would not, if unpaid, result in the imposition of any material Lien on any property or assets of the Company or their Subsidiaries. The Company knows of no additional assessments since the date of such returns and reports. The Company and each of its Subsidiaries has made adequate provision in accordance with generally accepted accounting principles for all current taxes.

        4.15. Defaults. No Default or Event of Default exists on the date hereof. Neither the Company nor any of its Subsidiaries is in default under any provisions of its Charter or by-laws. Neither the Company nor any of its Subsidiaries is in default under any provisions of any franchise, contract, agreement, lease or other instrument to which it is a party or by which it or its property is bound or in violation of any law, judgment, decree or governmental order, rule or regulation, except for violations or defaults which would not have a Material Adverse Effect.

        4.16. Employee Benefit Plans.

        (a) The Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed in all material respects all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under
Section 401(a) of the Code is so qualified.

        (b) No ERISA Event has occurred or is reasonably expected to occur that might reasonably be expected to have (individually or in the aggregate) a Material Adverse Effect.

        (c) The liability of the Company and its Subsidiaries for post-retirement welfare benefits to be provided to current and former employees and their beneficiaries, net of all assets allocable to such benefits, are reflected on the consolidated financial statements of the Company and its Subsidiaries in accordance with FAS 106.

        (d) As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $250,000.

        (e) As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Company and its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $250,000.

        4.17. Governmental Regulations. Neither the Company nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is the Company or any of its Subsidiaries a "registered investment company", or an "affiliated person" or a "principal underwriter" of a "registered investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

        4.18. Safety, Zoning and Environmental Compliance. Except as set forth on Schedule 4.18 hereto, neither the offices or properties in or on which the Company or any of its Subsidiaries carries on its respective business or the activities carried on therein are in violation of any zoning, health or safety law or regulation, including without limitation, the Occupational Safety and Health Act of 1970, as amended. Except as set forth on Schedule 4.18 hereto:

        (a) None of the Company, any of its Subsidiaries or, to the Company's knowledge, any operator of any real property owned, leased or operated by any of them is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Solid Wastes Disposal Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws") which violation could reasonably be expected to have a Material Adverse Effect;

        (b) Neither the Company nor any of its Subsidiaries has received written notice from any third party including without limitation any federal, state or local governmental authority, (i) that the Company or any of its Subsidiaries or any predecessor in interest has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R.
Part 300 Appendix B (1986); (ii) that any "hazardous waste" as defined by 42 U.S.C. Section 6903(5), any "hazardous substances" as defined by 42 U.S.C.
Section 9601(14), any "pollutant or contaminant" as defined by 42 U.S.C. Section 9601(33) or any toxic substance, petroleum products or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Company or any of its Subsidiaries or any predecessor in interest conduct a remedial investigation, removal or other response action (a "Remediation") pursuant to any Environmental Law; or
(iii) that any of them is or shall be a named party to any claim, action, cause of action, complaint or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances; and

        (c) (i) No portion of any real property presently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances in material violation of any Environmental Law or in a manner which would require treatment, storage or disposal under RCRA; and to the knowledge of the Company, no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Company or any of its Subsidiaries or, to the knowledge of the Company and is Subsidiaries, by the operators of any real property owned, leased or operated by the Company or any of its Subsidiaries, no Hazardous Substances have been generated or are being used on such properties except in material compliance with all Environmental Laws or in a manner which would require treatment, storage or disposal under RCRA; (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property presently or formerly owned, leased or operated by the Company or any of its Subsidiaries in material violation of Environmental Laws or which have created a condition for which the Company or any of its Subsidiaries is required to conduct Remediation pursuant to any Environmental Law; (iv) to the knowledge of the Company, there have been no releases of Hazardous Substances on, upon, from or into any real property in the vicinity of any real property presently owned, leased or operated by the Company or any of its Subsidiaries during such ownership, lease or operation which, through soil or groundwater contamination, have come to be located on any of the properties of the Company or any of its Subsidiaries in material violation of Environmental Laws or which have created a condition which the Company or any of its Subsidiaries is required to conduct Remediation pursuant to any Environmental Law; and (v) in addition, any Hazardous Substances that have been generated on any real property presently or formerly owned, leased or operated by the Company or any of its Subsidiaries have been treated or disposed of only by treatment or disposal facilities which, to the knowledge of the Company, maintained at the time of such treatment or disposal valid permits as required under applicable Environmental Laws for such activities.

        4.19. Representations and Warranties under Related Agreements. All representations and warranties made by the Company, Manhattan Acquisition Corp. or any of their respective Affiliates in any of the Related Agreements or in the certificates delivered in connection therewith are true and correct as of the date hereof with the same force and effect as though made on and as of the date hereof, and such representations and warranties are hereby confirmed to each Initial Holder and made representations and warranties of the Company hereunder as fully as if set forth herein. Except as set forth on Schedule 4.19 hereto, to the Company's knowledge, all representations and warranties made in the Related Agreements by or on behalf of any party thereto other than the Company, Manhattan Acquisition Corp. or any of their Affiliates are true and correct in all material respects.

        4.20. Disclosure. No representation, warranty or statement made in this Agreement, any Related Agreement, or any agreement, certificate, statement or document furnished by or on behalf of the Company or any of its Subsidiaries in connection herewith or therewith contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

        4.21. Withholding, Union Contracts, Labor Relations. The Company and each of its Subsidiaries has withheld all amounts required by law or agreement to be withheld by it from the wages, salaries and other payments to its employees and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except to the extent that would not have a Material Adverse Effect. None of the Company and its Subsidiaries is a party to any written employment agreement, arrangement or understanding with any of its officers or employees, other than as set forth on Schedule 4.21. Except as set forth on Schedule 4.21, there are no collective bargaining agreements covering any of the employees of the Company or any of its Subsidiaries. No grievance against the Company or its Subsidiaries, and no arbitration proceeding arising out of or under any collective bargaining agreement set forth on Schedule 4.21 is pending or, to the Company's knowledge, threatened. Except as disclosed in
Schedule 4.13, there are no pending, or, the knowledge of the Company, threatened or anticipated (a) employment discrimination charges or complaints against or involving the Company or any of its Subsidiaries before any federal, state, or local board, department, commission or agency, (b) unfair labor practice charges or complaints, disputes or grievances affecting the Company or any of its Subsidiaries, (c) to the knowledge of the Company, efforts being made to organize any of the employees of the Company or any of its Subsidiaries or
(d) strikes, slow downs, work stoppages, or lockouts or threats thereof affecting the Company or any of its Subsidiaries.

        4.22. Potential Conflicts of Interest. Except as set forth on Schedule 4.22, no Affiliate of the Company or any of its Subsidiaries (a) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company or any of its Subsidiaries is using or the use of which is necessary for the business of the Company or any of its Subsidiaries; or (b) has any cause of action or other claim against, or owes any amount to the Company or any of its Subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements.


5.      INVESTMENT REPRESENTATION.

        Each Initial Holder, severally and not jointly, represents and warrants to the Company that such Initial Holder is (i) an "accredited investor" as defined in Rule 501 promulgated under the Securities Act, and (ii) acquiring the Purchased Securities for investment and not with a view to selling or otherwise distributing the Purchased Securities; provided, however, that the disposition of such Initial Holder's property shall at all times be and remain in such Initial Holder's control, subject to the provisions of Section 16 hereof.

6.      CONDITIONS TO PURCHASE.

        The several obligations of each Initial Holder to purchase the Purchased Securities pursuant to this Agreement are subject to compliance by the Company with its agreements herein contained, and to the satisfaction, on or prior to the Closing Date, of the following conditions:

        6.1. Related Agreements. This Agreement, each of the other Mezzanine Documents and each of the other Related Agreements shall have been executed and delivered by all of the parties thereto in a form satisfactory to such Initial Holder. Each of the Related Agreements shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived except with the prior written consent of the Initial Holders. All covenants, agreements and conditions contained in the Related Agreements which are to be performed or complied with on or prior to the Closing Date shall have been performed or complied (or waived with each Initial Holder's prior written consent) with in all material respects, all payments required to be paid at closing by each party to each Related Agreement shall have been paid in full, and all Indebtedness to be repaid in connection with the Merger shall have been satisfied in full.

        6.2. Charter Documents; Good Standing Certificate. (a) The Initial Holders shall have received from the surviving corporation of the Merger copies, each certified by the Secretary of State of the State of Delaware, of (i) the Charter of the Company, reflecting the filing and effectiveness of the Certificate of Merger and establishing the rights and privileges of the Preferred Stock set forth on Exhibit D hereto, (ii) the Charter of Manhattan Acquisition Corp. as in effect immediately prior to the Merger, (iii) the Charter of the Company as in effect immediately prior to the Merger, and (iv) a certificate, dated not more than one (1) day prior to the Closing Date, as to the corporate good standing of the Company.

        (b) The Initial Holders shall have received from the Company a copy, certified by a duly authorized officer of such Person to be true and complete as of the Closing Date, of (i) the bylaws of the Company as in effect after giving effect to the Merger, (ii) the bylaws of Manhattan Acquisition Corp. as in effect immediately prior to the Merger, (iii) the bylaws of the Company as in effect immediately prior to the Merger, and (vi) a certificate, dated not more than ten (10) days prior to the Closing Date, from the Secretary of State or other appropriate official of each state in which the Company, Manhattan Acquisition Corp. or any of their respective Subsidiaries is qualified to do business, as to the corporate good standing or qualification to do business in such state by the Company, Manhattan Acquisition Corp. or such Subsidiary, as the case may be.

        6.3. Proof of Corporate Action. (a) The Initial Holders shall have received from the Company copies, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize the execution, delivery and performance of this Agreement and each of the Related Agreements to which the Company is or is to become a party.

        (b) The Initial Holders shall have received from Manhattan Acquisition Corp. copies, certified by a duly authorized officer of Manhattan Acquisition Corp. to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize the execution, delivery and performance of each of the Related Agreements to which Manhattan Acquisition Corp. is or is to become a party.

        6.4. Incumbency Certificate. (a) The Initial Holders shall have received from the Company an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, with respect to periods both before and after the Effective Time of the Merger (as defined in the Merger Agreement), in the name and on behalf of the Company, this Agreement and each of the Related Agreements to which the Company is or is to become a party, and to give notices and to take other action on behalf of the Company under each of such documents.

        (b) The Initial Holders shall have received from Manhattan Acquisition Corp. an incumbency certificate, dated the Closing Date, signed by a duly authorized officer of Manhattan Acquisition Corp. and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of Manhattan Acquisition Corp., each of the Related Agreements to which Manhattan Acquisition Corp. is or is to become a party, and to give notices and to take other action on behalf of Manhattan Acquisition Corp. under each of such documents.

        6.5. Legal Opinion. The Initial Holders shall have received from counsel to the Company their favorable opinion covering such matters with respect to the transactions contemplated by this Agreement and the other Related Agreements as the Initial Holders may reasonably request. The Initial Holders shall have received from counsel to Manhattan Acquisition Corp. their favorable opinion covering such matters with respect to the transactions contemplated by the Related Agreements to which Manhattan Acquisition Corp. is a party as the Initial Holders may reasonably request.

        6.6. Representations and Warranties; Officers' Certificates. The representations and warranties contained or incorporated by reference herein shall be true and correct immediately after completion of the Merger on and as of the Closing Date; no event or condition shall have occurred or would result from the issuance of any of the Securities which would be a Default or an Event of Default on and as of the Closing Date, and the Company and each of its Subsidiaries shall have performed and complied in all respects with all conditions and agreements required to be performed or complied with by them prior to the Closing; and the Initial Holders shall have received on the Closing Date a certificate to these effects, as well as certifying the satisfaction of the conditions set forth in Sections 6.1, 6.7 and 6.11, signed by an authorized officer of the Company.

        6.7. Legality; Governmental Authorization. The purchase of the Purchased Securities shall not be prohibited by any applicable law or governmental order or regulation. The Major Holders shall have received evidence reasonably satisfactory to them that all consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of or with any other Person required to be provided or obtained prior to the Closing Date and with respect to any of the transactions contemplated by this Agreement or any of the Related Agreements shall have been duly obtained or made and shall be in full force and effect, except where the failure to do so would not have a Material Adverse Effect.

        6.8. [Intentionally omitted].

        6.9. Closing Fee. The Initial Holders shall have received from the Company payment in full of a closing fee in the aggregate amount of $260,000, disbursed in the amount of $210,000 to BancBoston Investments Inc., $25,000 to I.B.J. Whitehall Capital Corporation, and $25,000 to Exeter Capital Partners IV, L.P. in accordance with such instructions as the Initial Holders may give to the Company prior to Closing.

        6.10. Senior Debt Financing. Simultaneously with the purchase and sale of the Purchased Securities hereunder, the Company shall have obtained financing, on terms and conditions reasonably satisfactory to the Initial Holders, from the Senior Lenders pursuant to the Credit Agreement providing total credit of not more than $42,500,000, of which not more than $28,500,000 will be drawn down on the Closing Date. On the Closing Date, after giving effect to the Merger, the transactions contemplated by this Agreement and the other Related Agreements and the payment of all Transaction Costs, the Company shall have aggregate cash and cash equivalents, including availability to borrow under the revolving credit facility under the Credit Agreement, of at least $9,000,000.

        6.11. Completion of Merger. On the Closing Date, simultaneously with the purchase and sale of the Purchased Securities hereunder, the Company shall have completed the Merger in accordance with the Merger Documents for aggregate consideration (including all Transaction Costs) of not more than $86,322,631 consisting of (A) up to $77,722,631 of Cash Merger Consideration (as defined in the Merger Agreement) and (B) up to $8,600,000 in Transaction Costs, and otherwise on terms reasonably satisfactory to the Initial Holders in all respects. A Certificate of Merger giving effect to the Merger shall have been accepted for filing by the Secretary of State of the State of Delaware, and BBI shall have received evidence satisfactory to it of the same.

        6.12. Payment of Certain Fees and Disbursements. Bingham Dana LLP, BBI's special counsel, shall have received payment in full for all reasonable legal fees charged and all reasonable costs and expenses incurred by such counsel through the Closing Date in connection with the transactions contemplated by this Agreement and the other Related Agreements. All of the other reasonable fees, expenses and disbursements incurred by the Initial Holders or their accountants and other consultants in connection with their due diligence investigation of the Company and its Subsidiaries shall have been paid in full by the Company.

        6.13. No Material Change. There shall not have been, or threatened to be immediately after giving effect to the Merger, any damage to or loss or destruction of any properties owned or leased by the Company or any of its Subsidiaries, taken as a whole, (whether or not covered by insurance) or any change in the business, assets, liabilities, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or imposition of any applicable laws, rules or regulations which have or would have a Material Adverse Effect.

        6.14. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be, or is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

        6.15. Environmental Reports. The Initial Holders shall have received an environmental questionnaire completed by the Company and a transaction screening report prepared by Goldman Environmental Consultants regarding each of the Properties listed on Schedule 6.15 hereto in form and substance satisfactory to the Initial Holders, and the Initial Holders shall have received a so-called "reliance letter" from Goldman Environmental Consultants in form and substance satisfactory to the Initial Holders.

        6.16. Termination of Existing Credit Facilities. The Major Holders shall have received evidence reasonably satisfactory to them that (i) the Loan Agreement, dated as of October 12, 2000 between the Company and Wells Fargo Bank, N.A., has been terminated, (ii) all commitments to lend thereunder have been terminated, (iii) all indebtedness thereunder has been paid in full, and (iv) all liens granted by the Company or any of its Subsidiaries thereunder have been released.

        6.17. General. All instruments and legal, governmental, administrative and corporate proceedings in connection with the transactions contemplated by this Agreement and the other Related Agreements shall be reasonably satisfactory in form and substance to the Initial Holders, and the Initial Holders shall have received copies of all documents, including, without limitation, records of corporate or other proceedings, opinions of counsel, consents, licenses, approvals, permits and orders which the Initial Holders may have requested in connection therewith.


7.      COVENANTS APPLICABLE TO THE COMPANY WHILE NOTES ARE OUTSTANDING.

        The Company covenants that, until all of the Indebtedness of the Company with respect to the Notes has been paid in full, the Company will comply and will cause each of its Subsidiaries to comply with the following provisions:

        7.1. Punctual Payment. The Company will duly and punctually pay or cause to be paid all principal and interest payable with respect to the Notes in accordance with the terms thereof.

        7.2. Records and Accounts. The Company and each of its Subsidiaries will keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties and all other contingencies.

        7.3. Corporate Existence; Maintenance of Properties. The Company and each of its Subsidiaries will preserve and keep in full force and effect its existence and franchises necessary to its and its Subsidiaries' businesses, except as otherwise permitted by this Agreement or where the failure to do so would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries will engage in any line of business other than those presently conducted thereby, presently proposed to be conducted, or reasonably related thereto (it being understood that this Section 7.3 shall not prohibit the Company or any of its Subsidiaries from owning or operating restaurants in addition to or other than those currently owned or operated by the Company or its Subsidiaries, so long as at least 75% of the consolidated revenues of the Company and its Subsidiaries are derived from the Base Business). The Company and each of its Subsidiaries will maintain all of its material properties used or useful in the conduct of its business in good condition, repair and working order (ordinary wear and tear excepted) and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 7.3 shall prevent the Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of such Person's business and does not have a Material Adverse Effect.

        7.4. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. Without limiting the foregoing, (a) such insurance shall be in such minimum amounts that such Person will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Majority Holders, and (b) each such Person will (i) keep all of its physical property insured with casualty or physical hazard insurance on an "all risks" basis, with broad form flood coverage and electronic data processing coverage, with a full replacement cost endorsement and an "agreed amount" clause in an amount equal to 100% of the full replacement cost of such property, subject to aggregate sublimits for flood equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, (ii) maintain all such workers' compensation or similar insurance as may be required by law and (iii) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of such Person; business interruption insurance; and product liability insurance.

        7.5. Taxes. The Company and each of its Subsidiaries will pay and discharge, or cause to be paid and discharged, before any material penalty shall accrue thereon, all taxes, assessments and other governmental charges imposed upon the Company and its Subsidiaries and their real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid might by law become a Lien or charge upon any of their properties; provided, however, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company or any of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto to the extent required under generally accepted accounting principles; and provided, further, that the Company and its Subsidiaries will pay or cause to be paid all such taxes, assessments, charges, levies or claims forthwith prior to foreclosure on any Lien which may have attached as security therefor.

        7.6. Inspection of Properties and Books. The Company and each of its Subsidiaries shall permit the Initial Holders or any of their designated representatives, as well as any other Major Holder and its designated representatives, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the books of account of the Company and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of each of the Company and its Subsidiaries with, and to be advised as to the same by, officers of such Persons, all at such reasonable times and intervals during normal business hours as the Initial Holders or Major Holders may reasonably request.

        7.7. Compliance with Laws, Licenses, and Permits. The Company and each of its Subsidiaries will comply with (a) all applicable laws and regulations,
(b) the provisions of its Charter and by-laws, and (c) all applicable decrees, orders, and judgments, except, in each case, to the extent any failure to so comply would not have a Material Adverse Effect. If any authorization, consent, approval, operating right, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any of the Company or its Subsidiaries may fulfill any of its obligations hereunder, each of the Company and its Subsidiaries will promptly take or cause to be taken all reasonable steps within its power to obtain such authorization, consent, approval, operating right, permit or license and furnish the Initial Holders with evidence thereof.

        7.8. Redeemable Capital Stock. The Company shall not at any time issue any Redeemable Capital Stock after the date hereof, other than (a) the Warrants and the Warrant Stock, and (b) securities issued to Employee Investors, which securities are subject to repurchase by the Company upon termination of employment or otherwise, provided, that (i) the aggregate liquidation value of any outstanding securities issued to Employee Investors, plus the aggregate liquidation value of all securities previously repurchased from the Employee Investors and management of the Company, does not exceed 10% of the aggregate liquidation value of the shares of Preferred Stock outstanding on the Closing Date.

        7.9. Further Assurances. The Company and each of its Subsidiaries will cooperate with the Major Holders and execute such further instruments and documents as they shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Related Agreements.

        7.10. Notices. The Company will promptly notify the Major Holders in writing of the occurrence of any Default or Event of Default or if any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting a Default or an Event of Default) under the Related Agreements.

        7.11. Restrictions on Indebtedness. Neither the Company nor any of its Subsidiaries will create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than the following ("Permitted Indebtedness"):

               (a) Indebtedness hereunder or with respect to the Notes;

               (b) Senior Indebtedness;

               (c) Indebtedness under or in respect of the agreements or instruments existing on the date of this Agreement listed and described on Schedule 7.11 hereto, but only to the extent of the amounts listed thereon, and any Indebtedness incurred to refinance or replace such existing Indebtedness, provided that (i) the amount of Indebtedness incurred to refinance or replace such existing Indebtedness does not exceed the outstanding amount of such existing Indebtedness immediately prior to such refinancing or replacement, (ii) the amortization schedule of such refinancing or replacement Indebtedness is not accelerated on a weighted average basis as compared to that in effect for the existing Indebtedness immediately prior to such refinancing or replacement and (iii) the terms of the refinancing or replacement of such existing Indebtedness are no less favorable, as a whole, to the Company and its Subsidiaries and the holders of the Notes than the terms of such existing Indebtedness (including, without limitation, with respect to interest rate, amortization, maturities, covenants, events of default and subordination provisions);

               (d) Indebtedness incurred pursuant to interest rate or hedging contracts for the purpose of fixing or hedging interest rate risk of the Company (and not for speculative purposes);

               (e) guarantees of Indebtedness otherwise permitted hereunder;

               (f) Indebtedness of the Company to any of its wholly-owned Subsidiaries that is a Guarantor and Indebtedness of any wholly-owned Subsidiary of the Company that is a Guarantor to the Company or to any other wholly-owned Subsidiary of the Company, provided that all such intercompany Indebtedness owed by the Company to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Notes pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement;

               (g) Indebtedness under Capitalized Leases incurred to finance Capital Expenditures permitted under Section 7.17 hereof not to exceed $3,250,000 in aggregate amount outstanding at any time; and

               (h) other Indebtedness in an aggregate principal amount at any time outstanding not exceeding $1,500,000; provided, that no Event of Default shall exist (i) prior to the incurrence of such Indebtedness or
        (ii) as a result of the incurrence of such Indebtedness.

        7.12. Restrictions on Liens. Neither the Company nor any of its Subsidiaries will create or incur or suffer to be created or incurred or to exist any Lien or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; or transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; or acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or security agreement, device or arrangement; or suffer to exist for a period of more than 30 days after the same shall have been incurred any Indebtedness or claim or demand against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors (other than those claims which the Company or such Subsidiary is contesting in good faith by appropriate proceedings and as to which the Company or such Subsidiary shall have set aside on its books, adequate reserves with respect thereto in accordance with generally accepted accounting principles); or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper for security, with or without recourse; provided, however, that the Company and its Subsidiaries may create or incur or suffer to be created or incurred or to exist any of the following ("Permitted Liens"):

               (a) Liens (i)to secure taxes, assessments and other government charges in respect of obligations not overdue or (ii) with respect to assessments issued by governmental authorities or regulated utilities for benefits rendered to the real estate owned or operated by the Company, which assessments are payable in installments over time, provided, however, that such taxes, assessments, installments or other governmental charges are not overdue or are being contested in good faith and for which adequate reserves or other appropriate provisions shall have been made to the extent required by GAAP (other than any such overdue taxes, levies, claims, assessments or charges, to the extent the payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.5 hereof);

               (b) Deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security or statutory obligations in the ordinary course of business;

               (c) Liens in respect of judgments or awards which do not result in an Event of Default hereunder;

               (d) Liens of carriers, warehousemen, mechanics and materialmen, and other like liens, not overdue more than 120 days or, if so overdue, all such liens that the Company or such Subsidiary is contesting in good faith by appropriate proceedings which prevent enforcement of the lien;

               (e) Encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and irregularities in the title thereto, landlord's or lessor's Liens under leases to which the Company or any of its Subsidiaries is a party, and other Liens (but not liens securing Indebtedness) none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Company and its Subsidiaries and which defects do not individually or in the aggregate have a Material Adverse Effect;

               (f) Any Liens from time to time securing Senior Indebtedness and Liens securing Indebtedness permitted under Sections 7.11(c) hereof, provided that Liens securing any new Indebtedness permitted under
        Section 7.11(c) for the purpose of refinancing existing Indebtedness shall be no more adverse to the holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, and provided further that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

               (g) Liens reserved to or vested in, and any obligations owed to, any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, regulation or policy;

               (h) leases or subleases granted to other Persons in the ordinary course of business; and

               (i) Liens existing on the date hereof and listed on Schedule 7.12 hereto.

        7.13. Distributions. Neither the Company nor any of its Subsidiaries shall make any Distribution except (i) the Company may repurchase the Warrants and Warrant Stock in accordance with Sections 10.3 and 11 hereof, (ii) any Subsidiary of the Company may make Distributions to the Company or to a wholly-owned Subsidiary of the Company that is a Guarantor, (iii) the Company may pay dividends to the holders of Common Stock solely in shares of Common Stock, (vi) the Company may pay the "Special Accrual" or similar payments referred to in the definition of "Distribution" in Section 1 above solely through a reduction in the exercise price applicable to the option or similar instrument giving rise to the Special Accrual, (v) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Company may make Distributions (A) in an aggregate amount not to exceed $500,000 in any fiscal year, and (B) in a maximum amount not to exceed $1,500,000 in the aggregate during the term of this Agreement to be used to repurchase or otherwise redeem capital stock of the Company from former employees of the Company pursuant to the terms of employee stock ownership, employee stock option or other employee compensation plans of the Company; provided that the portion of such Distributions equal to cash payments received by the Company from the subsequent sale of such repurchased or redeemed capital stock for cash to any employee of the Company at the commencement of such Person's employment shall not be deemed to be a Distribution for purposes of this Section 7.13, and (vi) any payment of shares of Common Stock or Preferred Stock of the Company made to the Rollover Group (as defined in the Merger Agreement) in accordance with the terms of the option agreements between the members of the Rollover Group and the Borrower in connection with the exercise by any such members of such option. Notwithstanding the foregoing, at any time while the Put Notes are outstanding, the Company shall not make any Distribution other than a Distribution described in clauses (i), (ii) and (iii) of the preceding sentence.

        7.14. Restrictions on Fundamental Changes; Asset Sales and Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, amend its certificate of incorporation, bylaws, limited liability company agreement, limited partnership agreement or similar organizational documents in any manner adverse to any holder of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or effect any asset acquisition or stock acquisition, except:

               (a) any Subsidiary of the Company may be merged with and into the Company or any wholly-owned Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any of its wholly-owned Subsidiaries; provided that, in the case of such a merger, the Company or such wholly-owned Subsidiary shall be the continuing or surviving corporation; and further provided that the

        Company shall cause all Subsidiaries to at all times comply with the requirements set forth in Section 9.11 hereof;

               (b) the Company and its Subsidiaries may make Growth Capital Expenditures permitted under Section 7.17 hereof and Maintenance Capital Expenditures incurred in the ordinary course of business to maintain the assets of the Company or to insure compliance with applicable laws and regulations;

               (c) the Company or any of its Subsidiaries may sell or otherwise dispose of inventory and obsolete, worn out or surplus property sold in the ordinary course of business, provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

               (d) subject to Section 7.21 hereof, the Company and its Subsidiaries may make Asset Sales of assets during any fiscal year having an aggregate fair market value not in excess of $100,000 on a consolidated basis; provided that the consideration received therefor shall be in an amount at least equal to the fair market value thereof;

               (e) the Company and its Subsidiaries may sell up to four (4) Unprofitable Stores during the term of this Agreement, provided that the proceeds of such sales are (i) reinvested or committed to be reinvested in new or existing Stores within two hundred seventy (270) days thereafter, or (ii) are used to prepay the Obligations (as defined in the Credit Agreement) of the Company under the Credit Agreement; and

               (f) the Company and its Subsidiaries shall be permitted to enter into Sale-Leasebacks (as defined in Section 7.20 below) to the extent permitted under Section 7.20 below.

        7.15. Investments. The Company will not, nor permit any of its Subsidiaries to, have outstanding or acquire or commit itself to acquire or hold any Investment except for the Investments set forth on Schedule 7.15 and except Investments in:

               (a) marketable direct obligations issued or guaranteed by the United States of America which mature within one year from the date of acquisition thereof,

               (b) commercial paper maturing within one year from the date of acquisition thereof and having, at the date of acquisition thereof, the rating of not less than "P1" from Moody's Investors Service, Inc. or not less than "A1" from Standard & Poor's Corporation,

               (c) bankers' acceptances eligible for rediscount under Federal Reserve Board requirements accepted by any commercial bank or trust company incorporated under the laws of the United States or any state thereof or the District of Columbia,

               (d) certificates of deposit maturing within one year from the date of acquisition thereof issued by any commercial bank or trust company referred to in clause (c) hereof and having capital and surplus of at least $1,000,000,000,

               (e) intercompany loans permitted under Section 7.11(f) hereof,

               (f) Capital Expenditures permitted pursuant to Section 7.17 hereof,

               (g) Investments consisting of loans and advances to employees for moving, entertainment and other similar expenses in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding, and

               (h) Investments by the Company in any Subsidiary of the Company which has complied with the provisions of Section 9.11 hereof.

        7.16. Transactions with Affiliates. Neither the Company nor any of its Subsidiaries will (a) engage in any transaction with any Affiliate on terms more favorable to such Affiliate than would have been obtainable on an arms-length basis in the ordinary course of business or (b) make any Restricted Payment other than (i) payments made pursuant to the terms of any agreement or instrument, as in effect on the Closing Date, listed on Schedule 7.16, (ii) any Restricted Payment permitted pursuant to Section 7.13 hereof, (iii) payment of customary fees and expenses to the directors of the Company and its Subsidiaries in an aggregate annual amount not to exceed $50,000, provided, that no such fees, and only expense reimbursements, may be paid to each director that is an employee of the Company or an Affiliate of BRSC or the Company , and (iv) so long as no Default or Event of Default is continuing or would result therefrom, management fees, expenses and indemnities payable to BRS or any BRS Affiliate in accordance with the Management Agreement as in effect on the Closing Date. The Company shall cause each member of senior management to devote substantially all of his or her business time to the affairs of the Company and its Subsidiaries.

        7.17. Certain Financial Covenants. The Company and its Subsidiaries will comply with each of the covenants set forth on Schedule 7.17 hereto.

        7.18. Intentionally omitted.

        7.19. Subsidiary Guaranty. On the Closing Date, immediately following the Closing, the Company shall cause each of its Subsidiaries to execute and deliver to the Initial Holders the Subsidiary Guaranty.

        7.20. Sales and Lease-Backs. The Company will not, nor will it permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Company or such Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Company or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred (a "Sale-Leaseback"); provided that, so long as no Event of Default has occurred and is continuing, the Company and its Subsidiaries may enter into Sale-Leaseback transactions with respect to property and equipment in an aggregate amount not to exceed $3,250,000 in the aggregate over the term of this Agreement; provided further that (a) the terms of the sale as such are comparable to terms which could be obtained in an arms length sale among unaffiliated parties not involving a Sale-Leaseback transaction, (b) the terms of the lease as such are comparable to terms which could be obtained in an arms length commercial operating lease among unaffiliated parties and (c) the proceeds of such Sale-Leaseback transaction are applied in accordance with Section 4.3.2 of the Credit Agreement

        7.21. Subsidiary Stock. Except for Permitted Liens, the Company shall not (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity securities of any of its Subsidiaries except to qualify directors if required by applicable law or (ii) permit any of its Subsidiaries directly or indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity securities of any of its Subsidiaries (including such Subsidiary), except to the Company, another wholly-owned Subsidiary of the Company or to qualify directors if required by applicable law.

        7.22. Communication with Accountants. The Company authorizes each Major Holder to communicate directly with the Company's independent certified public accountants and authorizes such accountants to disclose to the Major Holders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Company or any of its Subsidiaries. At the request of the Majority Holders, the Company shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 7.22.

        7.23. Employee Benefit Plans. Neither the Company nor any ERISA Affiliate will:

               (a) engage in any "prohibited transaction" within the meaning of
        Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Company or any of its Subsidiaries; or

               (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

               (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Company or any of its Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

               (d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code;

               (e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

               (f) permit or take any action which would contravene any Applicable Pension Legislation.

        7.24. Fiscal Year. The Company will not, nor will it permit any of it Subsidiaries to, change the date of the end of its fiscal year.

        7.25. Related Agreements. The Company will not, nor will it permit any of its Subsidiaries to, materially amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the Related Agreements without the prior written consent of the Majority Holders.


8. COVENANTS APPLICABLE WHILE THE PUT NOTES, WARRANTS, SHARES OF WARRANT STOCK, COMMON SHARES AND PREFERRED SHARES ARE OUTSTANDING.

        The Company covenants that, as long as any of the Put Notes, the Warrants, any shares of Warrant Stock, any Common Shares or any Preferred Shares remain outstanding, the Company will comply and will cause each of its Subsidiaries to comply, with the following provisions:

        8.1. General. The Company will comply with and will cause each of its Subsidiaries to comply with the provisions of Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.9, 7.14, 7.16 and 7.21 hereof.

        8.2. Distributions. The Company shall not make any Distribution except
(i) The Company may repurchase the Warrants and Warrant Stock in accordance with Sections 10.3 and 11 hereof, (ii) any Subsidiary of the Company may make Distributions to the Company or to a wholly-owned Subsidiary of the Company,
(iii) the Company may pay dividends to the holders of Common Stock solely in shares of Common Stock, (iv) the Company may pay cash dividends to the holders of Common Stock provided that such dividends are paid on a pro rata basis among all of the holders of Common Stock and further provided that upon payment of any such dividend by the Company, the Company shall make a payment to each holder of Warrants in an amount equal to the dividend such holder would have received had such holder's Warrants been exercised in full and the holder thereof held of record all shares of Warrant Stock issuable upon exercise in full of such Warrants, (v) the Company may pay cash dividends to the holders of Preferred Stock provided that such dividends are paid on a pro rata basis among all of the holders of Preferred Stock in accordance with the Company's Charter, (vi) so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, the Company may make Distributions (A) in an aggregate amount not to exceed $500,000 in any fiscal year, and (B) in a maximum amount not to exceed $1,500,000 in the aggregate during the term of this Agreement to be used to repurchase or otherwise redeem capital stock of the Company from former employees of the Company pursuant to the terms of employee stock ownership, employee stock option or other employee compensation plans of the Company; provided that the portion of such Distributions equal to cash payments received by the Company from the subsequent sale of such repurchased or redeemed capital stock for cash to any employee of the Company at the commencement of such Person's employment shall not be deemed to be a Distribution for purposes of this Section 8.2. Notwithstanding the foregoing, at any time while the Put Notes are outstanding, the Company shall not make any Distribution other than a Distribution described in clauses (i), (ii) and (iii) of the preceding sentence.

        8.3. Merger, Consolidation or Sale of Assets. The Company will not, nor permit any of its Subsidiaries to, become a party to (x) any sale of all or substantially all of the assets of the Company, (y) any sale of a majority of the capital stock of the Company (whether by merger, consolidation or otherwise), or (z) any other Capital Transaction, other than a sale of stock in which all holders of Warrants, Warrant Stock, Common Shares, Preferred Shares and Put Notes are entitled to "Tag-Along Rights" under Section 3.4 of the Securities Holders Agreement, or otherwise.

        8.4. Conduct of Business. Neither the Company nor any of its Subsidiaries will engage in any line of business other than those presently conducted thereby, presently proposed to be conducted, or reasonably related thereto (it being understood that this Section 8.4 shall not prohibit the Company or any of its Subsidiaries from owning or operating restaurants in addition to or other than those currently owned or operated by the Company or its Subsidiaries, so long as at least 75% of the consolidated revenues of the Company and its Subsidiaries are derived from the Base Business).

        8.5. Issuance of Common Stock and Preferred Stock. The Company will not issue any preferred stock the terms of which would prohibit or restrict in any circumstance the payment by the Company of the Repurchase Price in accordance with Section 11 hereof.

9.      COVENANTS APPLICABLE WHILE THE SECURITIES ARE OUTSTANDING.

        The Company hereby agrees that so long as any Securities are outstanding that it will comply with and it will cause its Subsidiaries to comply with the following provisions:

        9.1. Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company commencing with the fiscal year ending on December 31, 2001, the Company will deliver to each holder of any Securities consolidated and, with respect to operating groups, consolidating balance sheets and consolidated statements of income and stockholders' equity and consolidated statements of cash flows of the Company and its Subsidiaries audited by an independent public accounting firm of nationally recognized standing selected by the Company and acceptable to the Majority Holders, showing the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the consolidated results of the Company's and its Subsidiaries' operations during such fiscal year. Each of the financial statements delivered hereunder shall be certified without qualification (except any qualifications as the Majority Holders may in their reasonable discretion approve in writing), and without an expression of uncertainty as to the ability of the Company or any of its Subsidiaries to continue as a going concern, by such accounting firm to have been prepared in accordance with generally accepted accounting principles consistently applied, accompanied by a certificate from such accounting firm containing the written statement of such accounting firm that, to such firm's knowledge, no Default or Event of Default exists, or if such firm shall have obtained knowledge of any such Default or Event of Default or other event, setting forth the nature thereof.

        9.2. Quarterly Statements. Within 45 days after the end of each fiscal quarter commencing with the first fiscal quarter ending after the Closing Date, the Company will deliver to each holder of any Securities consolidated internal, unaudited balance sheets and consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries as of the end of such fiscal quarter and for the year to date, each setting forth in comparative form the figures for the corresponding fiscal quarter for the prior fiscal year and the projections for such fiscal quarter, certified by the Chief Financial Officer of the Company to present fairly, in all material respects, the financial position of the Company and its Subsidiaries and to have been prepared in accordance with generally accepted accounting principles, consistently applied (subject to normal year-end adjustments and the lack of footnote disclosures).

        9.3. Monthly Statements. Within 30 days after the end of each month commencing with the month ending July 31, 2001, the Company will deliver to each Major Holder consolidated internal, unaudited balance sheets and consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries as of the end of each such month and for the year to date, each setting forth in comparative form the figures for the corresponding fiscal month for the prior fiscal year and the projections for such fiscal month, certified by the Chief Financial Officer of the Company to present fairly, in all material respects, the financial position of the Company and its Subsidiaries and to have been prepared in accordance with generally accepted accounting principles consistently applied (subject to normal year-end adjustments and the lack of footnote disclosures).

        9.4. Other Information.

        (a) Within forty-five (45) days after the beginning of each fiscal year of the Company and from time to time upon request of a Major Holders (but not more frequently than annually so long as no Default or Event of Default is continuing), the Company will deliver to each Major Holder projections of the Company and its Subsidiaries broken down for the next fiscal year on a month by month and quarter by quarter basis updating those projections and budgets delivered to the Major Holders on or prior to the Closing Date or, if applicable, updating any later such projections delivered in response to a request pursuant to this Section.

        (b) Contemporaneously with the mailing thereof, the Company will deliver to each Major Holder, copies of all notices and other information which are delivered to the Senior Lenders.

        (c) As soon as practicable, but in any event not later than forty-five
(45) days after the end of each of the fiscal quarters of the Company and its Subsidiaries, the Company will deliver to each Major Holder sales and Consolidated EBITDA statements on an individual Store-by-Store basis for each Store operated by the Company or any of its Subsidiaries, each setting forth in comparative form the figures for the prior fiscal quarter and the projections for such fiscal quarter, such statements to be in a form satisfactory to the Major Holders.

        (d) The Company will promptly give notice to each Major Holder (a) of any violation of any Environmental Law that the Company or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority that could have a Material Adverse Effect.

        (e) Contemporaneously with the filing or mailing thereof, the Company will deliver to each Major Holder copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Company.

        (f) The Company will promptly give to each Major Holder all information sent to the directors of the Company regarding the opening of new Stores.

        9.5. Officers' Certificates. Together with delivery of consolidated financial statements of the Company pursuant to Sections 9.1, 9.2 and 9.3 above, the Company will deliver to each holder of any Securities receiving such statements a certificate of the President, chief financial officer or Treasurer of the Company, (a) stating that such statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates specified and the results of its consolidated operations and cash flows with respect to the periods specified (subject in the case of interim financial statements only to normal year-end audit adjustments and a lack of footnotes), (b) as long as any Notes shall be outstanding, and then only to the holders of Notes, setting forth computations demonstrating compliance with each of the financial ratios and restrictions referred to in Section 7.17 of this Agreement, (c) as long as any Notes shall be outstanding, and then only to the holders of Notes, stating that such officers have caused the provisions of this Agreement and the Securities to be reviewed and have no knowledge of any Default or Event of Default, or if either such officer has such knowledge, specifying such Default or Event of Default and the nature thereof, and what action the Company has taken, is taking or proposes to take with respect thereto, and (d) setting forth a comparison of the actual results of the Company and its Subsidiaries to the budgets, projections and analyses previously provided to each Major Holder under Section 9.4(a) above.

        9.6. Notice of Litigation, Defaults, Etc. The Company will promptly give notice to each Major Holder of any litigation or any administrative proceeding to which the Company or any of their Subsidiaries may hereafter become a party which reasonably could be expected to result in a Material Adverse Effect. Promptly upon any officer of the Company obtaining knowledge of any Default or Event of Default hereunder, any material default or event of default under any Related Agreement, any Material Contract or any agreement relating to any Indebtedness, the Company will furnish a notice specifying the nature and period of existence thereof and in the case of a Default or Event of Default hereunder, what action the Company or any of its Subsidiaries has taken, is taking or proposes to take with respect thereto. Promptly after the receipt thereof, the Company will provide copies of any reports as to adequacies in accounting controls submitted by independent accountants with respect to the Company and their Subsidiaries.

        9.7. Rights to Attend Meetings.

        (a) Board Meetings. The Company will call and hold a meeting of its board of directors at least once each fiscal quarter. The Company will give one representative designated by the Majority Holders of the Notes prior written notice, (i) in the event of regular quarterly meetings, given at the previous regular meeting and (ii) in the event of a special meeting, given as soon as possible but in any event no later than two
(2) business days prior to such meeting (or, in the case of an emergency meeting, such shorter period of time as is practicable), of the time, place and subject matter of any proposed meeting (or action by written consent) of the board of directors of the Company (except written consents executed solely in connection with the establishment of bank accounts or other purely administrative matters), such notice in all cases to include true and complete copies of all documents furnished to any director in connection with such meeting or consent. If no Notes shall be outstanding, then the Majority Holders of the Warrants, Warrant Stock and Common Shares shall be entitled to designate such representative. Such representative, or its respective officers and authorized representatives, will be entitled to attend as an observer at any such meeting or, if a meeting is held by telephone conference, to participate therein for the purpose of listening thereto, provided, however, that the Company shall have the right to withhold copies of documents furnished to directors in connection with such meeting and to exclude such representative of the Majority Holders from such meeting if delivery of such materials or attendance at such meeting would adversely affect any attorney-client or other privilege of the Company with respect to or in connection with any actual or threatened legal action between the Company and the Majority Holders which designated such representative.

        (b) Annual Meetings. The Company will give each Major Holder at least 30 days' advance written notice of each meeting of the stockholders of the Company, whether such meeting is an annual meeting or special meeting, and will allow each Major Holder to attend such meeting.

        9.8. Other Information. The Company will deliver to each Initial Holder and each Person entitled to receive notice pursuant to Section 9.7(a) of quarterly board meetings copies of all board minutes and other material documents and memoranda which may be distributed from time to time to the directors and stockholders of the Company at such time as such materials are so distributed to them; provided, that the Company shall not be required to provide any such documents or memoranda (or portions thereof) to the extent that the delivery thereof would, in the opinion of counsel to the Company, result in the loss of attorney-client privilege with respect thereto or any such documents or memoranda which are subject to a confidentiality agreement with a third party unless such Person agrees to be bound (in writing, if requested by the Company) by the provisions of such confidentiality agreement. In addition, from time to time upon the request of the Initial Holders or upon the request of any representative designated by the Majority Holders of the Notes, or by the Majority Holders of Warrants, Warrant Stock and Common Shares and the Company will furnish to any authorized officer or representative of such Person such information regarding the business, affairs, prospects and financial condition of the Company and its Subsidiaries as such officer or representative may reasonably request. Each such officer or representative shall have the right during normal business hours to examine the books and records of the Company and its Subsidiaries to make copies, notes and abstracts therefrom, and to make an independent examination of the books and records of the Company and its Subsidiaries.

        9.9. Confidentiality. (a) Each holder of Securities will hold in confidence, until such time as such information has become publicly available other than as a consequence of a breach by a holder of Securities of its confidentiality obligations hereunder, all proprietary information of the Company and its Subsidiaries provided or made available to such Person pursuant to this Section 9, and will not use such information except to evaluate its investment in the Company; provided, however, that each holder shall be permitted to disclose any proprietary information of the Company and its Subsidiaries (i) to the extent required in order to comply with any applicable law, regulation or court or administrative order, (ii) to the extent such person deems such disclosure to be necessary or advisable in connection with any action to enforce any of such holder's rights under any of the Mezzanine Documents, or (iii) otherwise in accordance with standard and customary banking practices.

        (b) The Company agrees that any holder of Securities may disclose information obtained by such Person pursuant to this Agreement to (i) assignees or participants hereunder or to any direct or indirect contractual counterparty in swap agreements or such contractual party's professional advisor and (ii) potential assignees, participants hereunder, contractual counterparties in swap agreements or such contractual parties' professional advisors; provided that such (x) assignees, participants, contractual counterparties or such contractual parties' professional advisors or (y) potential assignees, participants, contractual counterparties or such contractual parties' professional advisors shall agree to treat such information in confidence as provided in Section 9.9(a) above.

        9.10. Amendment of Credit Agreement, Securities Purchase Agreement, Registration Rights Agreement, Etc. Neither the Company nor any of its Subsidiaries shall agree to any amendment or modification of, or grant any waiver or fail to enforce any of its rights pursuant to the Credit Agreement or any of the Senior Loan Documents which would not constitute a Permitted Renewal. The Company shall not agree to any amendment or modification of, or grant any waiver or fail to enforce any of its rights pursuant to the Securities Holders Agreement or the Registration Rights Agreement, other than a decision to exercise or not exercise a right of first offer or repurchase right granted to the Company thereunder.

        9.11. New Subsidiaries. The Company will promptly deliver notice to the Major Holders upon any Person becoming a Subsidiary of the Company and will cause such Person to execute and deliver to each holder of Securities a subsidiary guaranty in substantially the form of Exhibit G hereto.

        9.12. Further Assurances. The Company will, and will cause each of its Subsidiaries to, cooperate with any of the Majority Holders of any of the Securities and execute such further instruments and documents as the Majority Holders shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Mezzanine Documents.


10.     DEFAULTS.

        10.1. Events of Default. Holders of the Notes will be entitled to exercise the remedies provided by Section 10.2 hereof in accordance with the terms thereof if any one or more of the following events ("Events of Default") shall occur:

               (a) the Company shall fail to make any payment of interest or principal on any of the Notes when the same shall become due, whether at maturity or by acceleration or otherwise; or

               (b) the Company or any of its Subsidiaries shall fail to perform or observe any of the covenants applicable to it set forth in Section 7.8, or Sections 7.11 through 7.25 hereof; or

               (c) the Company or any of its Subsidiaries shall fail to perform or observe any covenant, agreement or provision set forth in this Agreement or any covenant, agreement, or provision to be performed or observed by it under the Subsidiary Guaranty or any of the Notes, other than those provisions set forth in Sections 10.1(a) and (b) above, and such failure shall not be rectified or cured to the satisfaction of the Majority Holders of Notes within thirty (30) days after written notice from any holder of Notes; or

               (d) any representation or warranty made by the Company or any of its Subsidiaries to the Initial Holders in connection with this Agreement, the Subsidiary Guaranty or the Notes or any amendment to this Agreement, the Subsidiary Guaranty or the Notes shall prove to have been false in any material respect on the date as of which it was made; or

               (e) the Company or any of its Subsidiaries shall fail (i) to make any required payment on any Indebtedness in excess of $500,000, or (ii) to perform or observe any of the covenants or provisions required to be performed or observed by it pursuant to the Credit Agreement or the Senior Loan Documents, as amended from time to time and, in the case of each of (i) and (ii), (x) such failure shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, therein specified and such failure results in the acceleration thereof, or (y) any security interest in or other Lien on any property securing any such Indebtedness shall be enforced through judicial proceedings or foreclosure or repossession of collateral; or

               (f) a final judgment which in the aggregate with other outstanding final judgments against the Company or any of its Subsidiaries exceeds $500,000 (net of insurance proceeds) shall be rendered against the Company or any of its Subsidiaries if, within 45 days after entry thereof, such judgment shall not have been satisfied and discharged or stayed pending appeal or bonded, or within 45 days after expiration of such stay such judgment shall not have been discharged; or

               (g) the Company or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Company or any of its Subsidiaries or of any substantial part of the assets of the Company or any of its Subsidiaries or shall commence any case or other proceeding relating to the Company or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Company or any of its Subsidiaries and the Company or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof; or

               (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Company or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Company or any of its Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted; or

               (i) a Change of Control shall occur; or

               (j) there shall occur one or more ERISA Events which individually or in the aggregate result in or might reasonably be expected to result in payment obligations of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term of this Agreement or (x) there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $500,000 and (y) the minimum funding standards of Section 412 of the Code (whether or not waived in accordance with Section 412(d)) have not been met with respect to any Pension Plan which is included in this computation; or

               (k) if any of the Mezzanine Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Majority Holders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Mezzanine Documents shall be commenced by or on behalf of the Company or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Mezzanine Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

               (l) the Company or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days; or

               (m) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Company or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect; or

               (n) the Company or any of its Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against the Company or any of its Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of the Company or such Subsidiary having a fair market value in excess of $500,000.

        10.2. Remedies for Holders of Notes. Subject to Section 3.7, upon the occurrence and continuance of any of the Events of Default under Section 10.1 hereof, in each and every such case, the Majority Holders of the Notes may proceed to protect and enforce its or their rights by suit in equity, action at law and/or other appropriate proceedings either for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement or in the Notes, or in aid of the exercise of any power granted in this Agreement or in the Notes, and (unless there shall have occurred an Event of Default under Section 10.1(g) hereof, in which case the unpaid balance of the Notes shall automatically become due and payable) may by notice to the Company, declare all or any part of the unpaid principal amount of the Notes then outstanding to be forthwith due and payable, and thereupon such unpaid principal amount or part thereof, together with interest accrued thereon and any Applicable Prepayment Charge and all other sums, if any, payable under this Agreement or the Notes shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived, and such holder or holders may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect; provided, that, if any Event of Default under Section 10.1(a) shall have occurred and be continuing and the Majority Holders of the Notes shall not have taken any action in connection therewith within thirty (30) days, any Initial Holder that is the holder of a Note may take any action referred to above with respect to its Note.

        10.3. Specified Events of Default. Upon the occurrence and continuance of any of the Specified Events of Default, in each and every such case, (i) the Majority Holders of the Warrants and the Warrant Stock, the Majority Holders of the Common Shares, the Majority Holders of the Preferred Shares and the Majority Holders of the Put Notes may proceed to protect and enforce its or their rights by suit in equity, action at law and/or other appropriate proceeding for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement or in any Related Agreement, or in aid of the exercise of any power granted in this Agreement or any Related Agreement, (ii) the Majority Holders of the Warrants and Warrant Stock and the Majority Holders of the Investor Group Preferred may give a Put Notice to the Company pursuant to Section 11 hereof and at any time after the giving of such Put Notice, the theretofore unexercised "put" rights set forth in Section 11 hereof shall, to the extent not already exercisable, be deemed to have become immediately exercisable and the Majority Holders of Warrants and Warrant Stock and the Majority Holders of Investor Group Preferred may in such Put Notice to the Company declare all or part of such theretofore unexercised "put" rights to be forthwith exercised and due and payable, whereupon the Repurchase Price for the Warrants, shares of Warrant Stock and shares of Investor Group Preferred subject to such declaration shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are expressly waived), and any such holder or holders may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect and (iii) if the

Majority Holders of the Notes have accelerated the maturity of the Notes, the Majority Holders of the Put Notes may by notice to the Company, declare all or any part of the unpaid principal amount of the Put Notes then outstanding to be forthwith due and payable, and thereupon such unpaid principal amount or part thereof, together with interest accrued thereon and all other sums, if any, payable under this Agreement or the Put Notes shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived, and such holder or holders may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect.

        10.4. Waivers. The Company and each of its Subsidiaries hereby waives, to the extent not prohibited by applicable law, (a) all presentments, demands for performance and notices of nonperformance (except to the extent specifically required by the provisions hereof), (b) any requirement of diligence or promptness on the part of any holder of Securities in the enforcement of its rights under the provisions of this Agreement, the Company's Charter, or any Mezzanine Document, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law.

        10.5. Course of Dealing. No course of dealing between the Company or any of its Subsidiaries on the one hand, and the Initial Holders or any holder of Securities, on the other hand, shall operate as a waiver of any of the Initial Holders' or its rights under this Agreement, the Company's Charter, or any Mezzanine Document. No delay or omission in exercising any right under this Agreement, the Company's Charter, or any Mezzanine Document shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any other occasion.


11.     REPURCHASE OF WARRANTS AND WARRANT STOCK.

        11.1. Right to Put Warrants or Warrant Stock. (a) At any time on or after the earlier of (i) the fifth anniversary of the Closing Date or (ii) payment in full of the Notes, or on such earlier date as may be determined under
Section 10.3 hereof, the Majority Holders of the Warrants and Warrant Stock or the Majority Holders of Investor Group Preferred may, by notice to the Company (a "Put Notice"), elect to sell to the Company (and the Company hereby agrees to repurchase), at the applicable Repurchase Price per share specified in Section
11.5 hereof, any or all of the shares of Warrant Stock and the Warrants as are then held by such Majority Holders of the Warrants and Warrant Stock and/or any or all of the shares of Investor Group Preferred as are then held by such Majority Holders of Investor Group Preferred. For all purposes of this Section 11, each Warrant shall be treated as the number of shares of Warrant Stock for which it is then exercisable. The right to issue a Put Notice shall be exercisable only once by the Majority Holders.

        (b) Upon delivery of any Put Notice by the Majority Holders of the Warrants and Warrant Stock or the Majority Holders of Investor Group Preferred, the Company shall promptly deliver a copy of the Put Notice to each other holder of Warrants, Warrant Stock and Investor Group Preferred. Such other holders may, by written notice to the Company within 30 days of receipt of the Put Notice from the Company, elect to sell to the Company (and the Company hereby agrees to repurchase from each such holder), at the applicable Repurchase Price per share specified in Section 11.5 hereof (which shall in any event be the same applicable Repurchase Price per share paid to any Majority Holders of Warrants and Warrant Stock or Majority Holders of Investor Group Preferred giving such Put Notice), any or all of the shares of Warrant Stock, Investor Group Preferred and Warrants as are then held by such holders. All repurchases under Sections 11.1(a) and this 11.1(b) relating to the same Put Notice shall occur at the same put closing under Section 11.2 below.

        (c) The Company shall deliver notice to each holder of Warrants, Warrant Stock and Investor Group Preferred of the prepayment in full of the Notes no later than 30 days prior to the date of such prepayment in order to permit such holders to exercise their put rights hereunder if they so elect. Notwithstanding anything herein to the contrary, if the Company prepays the Notes prior to the fifth anniversary of the Closing Date and neither the Majority Holders of the Warrants and Warrant Stock nor the Majority Holders of Investor Group Preferred elect to exercise their put rights in connection with such prepayment of the Notes within 30 days after receipt by such holders of such notice, such holders shall not be entitled to exercise their put rights until the fifth anniversary of the Closing Date or such earlier date as may be determined under Section 10.3.

        11.2. Put Closing. The put closing shall take place at the offices of the Company at 10:00 a.m. local time on a date (a) not more than 120 days after the date a Put Notice is received by the Company as the Company shall specify by notice to each holder of Warrants, Warrant Stock or Investor Group Preferred, or at such later time as Fair Market Value shall have been determined under Section 11.5(b) hereof, or (b) at such other time and place as the Majority Holders of the Warrants and Warrant Stock, the Majority Holders of Investor Group Preferred and the Company may agree upon (a "Put Closing Date"). At the put closing, holders of the Warrants, Warrant Stock and Investor Group Preferred being put will deliver to the Company a certificate or certificates evidencing all of such Warrant Stock, Investor Group Preferred and Warrants (properly endorsed or accompanied by stock powers or, in the case of any Warrant, assignments) against payment of the aggregate Repurchase Price to each such holder in the manner specified in Section 11.4 hereof. Except to the extent prohibited by applicable law, prior to the Put Closing Date, the Company will provide each holder of Securities, regardless of whether such holders have exercised put rights hereunder, with all material available information regarding the Company, including any plans or proposals for any mergers, sales of assets, acquisitions and substantial sales of stock by its stockholders.

        11.3. Right to Call Warrants or Warrant Stock; Call Closing. At any time after the seventh anniversary of the Closing Date or payment in full of the Notes, the Company may, by notice to all holders of Warrants, Warrant Stock and Investor Group Preferred (the "Call Notice"), elect to purchase from all such holders (and all such holders agree to sell to the Company) out of funds legally available therefor, at the applicable Repurchase Price per share, all but not less than all of the shares of Warrant Stock, Investor Group Preferred and the Warrants as are then outstanding on a date specified in such notice not more than 30 days after the date of the Call Notice or at such later time as Fair Market Value shall have been determined under Section 11.5(b) hereof. The closing under this Section 11.3 shall take place at the offices of the Company at 10:00 a.m. local time on the date so specified or at such later time as Fair Market Value shall have been determined under Section 11.5(b) hereof, or at such other time and place as the Company and the Majority Holders of the Warrants and Warrant Stock and the Majority Holders of the Investor Group Preferred may agree upon (the "Call Closing Date"). At the closing, each holder will deliver to the Company a certificate or certificates evidencing the Warrant Stock, Investor Group Preferred and/or the Warrant or Warrants to be repurchased by the Company pursuant to such call (properly endorsed or accompanied by stock powers or assignments), and the Company shall pay each holder the aggregate Repurchase Price for such Warrants, Investor Group Preferred and/or Warrant Stock in cash or in immediately available funds.

        11.4. Payment.

        (a) Subject to the provisions of paragraph (b) below, the Company shall pay the aggregate Repurchase Price at any closing under Section 11.2 or 11.3 hereof out of funds legally available therefor in cash or immediately available funds. In the event that any portion of the aggregate Repurchase Price is not paid to any selling holder either in immediately available funds or (to the extent permitted by paragraph (b) below) by the issuance of a Put Note, then until such time as the unpaid portion of the aggregate Repurchase Price and interest thereon, determined as set forth below, shall be paid to such holder in full, such holder shall retain all of its rights hereunder and under and in connection with the Warrants, Warrant Stock and Investor Group Preferred not repurchased (the "Unrepurchased Securities"). If the aggregate Repurchase Price is not paid to any selling holder on or prior to the Put Closing Date, such holder shall be entitled, by notice to the Company (the "Rescission Notice"), to rescind its put of such Unrepurchased Securities pursuant to Section 11.1. Unless and until the Company receives a Rescission Notice, the unpaid portion of the aggregate Repurchase Price allocable to the Unrepurchased Securities shall remain an obligation of the Company and shall become due and payable, in cash or immediately available funds, as soon as there are funds legally available therefor. Interest shall accrue from the date three (3) months after the date on which the Company receives the applicable Put Notice on any unpaid portion of the aggregate Repurchase Price at the rate of 16% per annum, compounded on a monthly basis to the extent permitted by law and payable on demand. In addition, at the end of each three (3) month period, commencing three (3) months after the date on which the Company receives the applicable Put Notice, at the end of which any portion of the aggregate Repurchase Price remains unpaid, any Warrants held by each holder of Unrepurchased Securities shall become exercisable for an additional number of shares of Common Stock (the "Additional Shares") equal in amount to 2.5% of the number of shares of Warrant Stock or portion of the Warrants which are then Unrepurchased Securities. Notwithstanding the foregoing, in the event that any holder rescinds its put of the Unrepurchased Securities, such holder shall not be entitled to receive the interest on the unpaid portion of the Repurchase Price described herein and the Warrants held by such holder shall not become exercisable for the Additional Shares.

        (b) If the Company is unable to pay any portion of the aggregate Repurchase Price in cash at any "put closing" under Section 11.2 hereof occurring prior to July 17, 2008 because payment of such portion of the Repurchase Price would then cause an event of default under the terms of the Credit Agreement, then the Company may pay such unpaid portion of the aggregate Repurchase Price by issuing to the holders of Warrants, Warrant Stock and Investor Group Preferred which are participating in the put, not later than the date which is 30 days after the date on which the Company receives the applicable Put Notice, promissory notes in the form of Exhibit A-2 hereto (a "Put Note") in the principal amount of such unpaid portion of the aggregate Repurchase Price owing to each such holder, provided, that the Company may only pay the aggregate Repurchase Price in the manner specified above if (i) the Company shall have notified all of the holders of Warrants, Warrant Stock and Investor Group Preferred which are participating in the put of its election to pay such portion of the aggregate Repurchase Price in such manner at least 10 days prior to the applicable Put Closing Date and (ii) such holders of Warrants, Warrant Stock and Investor Group Preferred have elected not to rescind their put (such election shall be made by the Majority Holders of the Investor Group Preferred and the Majority Holders of the Warrants and Warrant Stock) prior to the applicable Put Closing Date. The outstanding principal amount of any Put Note shall bear interest at the rate of 16% per annum (compounded monthly) and shall be payable in a single installment on July 17, 2008. Any portion of the Repurchase Price paid in cash shall be allocated first to purchase Investor Group Preferred, prior to any allocation to purchase any Warrants or Warrant Common Stock. In addition, the Company may not elect to pay any portion of the aggregate Repurchase Price by the issuance of a Put Note unless concurrently therewith, the Company shall issue to the holders participating in the put a new warrant in the form of Exhibit B-4 hereof (a "Put Warrant"). Each Put Warrant shall be exercisable for a number of shares of Common Stock equal in amount to the product of (i) the number of three-month periods elapsed from the date which is three (3) months after the date of issuance of such Put Warrant through the exercise date of such Put Warrant multiplied by (ii) 2.5% of the number of shares of Warrant Stock or portion of the Warrants which were repurchased by the Company from such holder by the issuance of a Put Note. Any Put Warrant issued hereunder shall be a "Warrant" for all purposes of this Agreement and shall be entitled to the benefit of all the covenants, terms and provisions contained herein.

        11.5. Repurchase Price for Warrants and Warrant Stock.

        (a) Repurchase Price. The repurchase price (the "Repurchase Price") shall be an amount equal to (i) in the case of each share of issued and outstanding Warrant Stock, the quotient obtained by dividing (A) the Fair Market Value of the Company's Common Stock (as determined pursuant to Section 11.5(b) hereof), calculated as of the date of the related Put Notice or Call Notice under Section 11.1 or 11.3 hereof, respectively (or in the case of the exercise of put rights hereunder in connection with the repayment in full of the Notes, as of the end of the calendar month preceding the date of such repayment), plus, the aggregate consideration to be paid to the Company upon the exercise of all then exercisable outstanding warrants, options or convertible securities pursuant to which the Company is then obligated to issue Common Stock by (B) the sum of (1) the number of shares of Common Stock then outstanding plus (2) the number of shares of Common Stock then issuable upon exercise of then outstanding warrants, options or convertible securities, in each case to the extent then exercisable (excluding, for this purpose, shares of Common Stock issuable upon conversion of shares of Common Stock), (ii) in the case of each share of Warrant Stock issuable upon exercise of any outstanding Warrant, (A) the product of the Repurchase Price per share of issued and outstanding Warrant Stock as determined under this Section 11.5 multiplied by the number of such shares of Warrant Stock then issuable under such Warrant, minus (B) the aggregate exercise price for such shares of Warrant Stock under such Warrant, and (iii) in the case of each share of Investor Group Preferred of any class the quotient obtained by dividing
(A) the Fair Market Value of the Company's Preferred Stock of such class (as determined pursuant to

Section 11.5(b) hereof), calculated as of the date of the related Put Notice or Call Notice under Section 11.1 or 11.3 hereof, respectively (or in the case of exercise of put rights hereunder in connection with repayment in full of the Notes, as of the end of the calendar moth preceding the date of such repayment), plus the aggregate consideration to be paid to the Company upon exercise of all then exercisable outstanding warrants, options or convertible securities pursuant to which the Company is then obligated to issue Preferred Stock of such class.

        (b) Fair Market Value. For a period of 20 days after the date of any Put Notice or Call Notice (the "Negotiation Period"), the Company and the Majority Holders of the Warrants and Warrant Stock and the Majority Holders of the Investor Group Preferred agree to negotiate in good faith to reach agreement upon the fair market value of the Company's Common Stock and each class of the Company's Preferred Stock (the "Fair Market Value"). If such parties reach agreement on such Fair Market Value, such agreement shall be binding on all holders of Warrants, Warrant Stock and Investor Group Preferred. In the event that such parties are unable to agree upon the Fair Market Value by the end of the Negotiation Period, the Fair Market Value shall be determined for purposes of this Section 11.5(b) initially by an appraiser of nationally recognized standing selected by the Company (the "Company Appraiser") and whose appraisal (the "Company Appraisal") shall be furnished to the Majority Holders of the Warrants and Warrant Stock and the Majority Holders of Investor Group Preferred within 30 days after the end of the Negotiation Period. If the Majority Holders of the Warrants and Warrant Stock and the Majority Holders of Investor Group Preferred do not object to such determination within 15 days after receipt of such notice, the fair market value of each class determined by the Company Appraiser shall be the Fair Market Value of such classes and shall be binding on all holders of Warrants, Warrant Stock and Investor Group Preferred. If the Majority Holders of the Warrants and Warrant Stock or the Majority Holders of Investor Group Preferred object to the Fair Market Value determined by the Company Appraiser, the Majority Holders of the Warrants and Warrant Stock and the Majority Holders of Investor Group Preferred, acting jointly, may select an Appraiser of nationally recognized standing (the "Investor Group Appraiser") who shall review the determination of the Company Appraiser and issue a report thereon (the "Investor Group Appraisal"), within 30 days after delivery to the Majority Holders of the Warrants and Warrant Stock and the Majority Holders of Investor Group Preferred of the Company Appraisal. Within 10 days after delivery to the Company of the Investor Group Appraisal, the Company Appraiser and the Investor Group Appraiser shall meet in order to resolve any questions or differences with respect to the Fair Market Value of each class of equity. If such Appraisers agree on a Fair Market Value of the Company's common and preferred stock equity of each class, such Fair Market Value of each class shall be the Fair Market Value of such class and shall be binding on all holders of Warrants, Warrant Stock and Investor Group Preferred. If no agreement is reached, such Appraisers shall select an appraiser of nationally recognized standing (the "Third Appraiser") within five days after such meeting. The Fair Market Value of each class of equity shall then be determined by the Third Appraiser within 30 days after delivery to the Company of the Investor Group Appraisal, and the determination of the Third Appraiser shall be conclusive and binding upon the Company and all holders of Warrants, Warrant Stock and Investor Group Preferred. Fair Market Value shall in all cases be calculated by determining the Fair Market Value of the entire equity interest of each class of the Company's stock, taken as a whole, without premium for control or discounts for minority interests or restrictions on transfer or lack of voting rights, and

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

considering the Class A Common Stock and the Class B Common Stock as a single class; provided, that in the case of any determination of Fair Market Value made pursuant to the exercise of "put rights" by the holders of the Warrants, Warrant Stock or Investor Group Preferred in connection with the prepayment in full of the Notes, Fair Market Value shall be determined without taking into account any incurrence of Indebtedness, granting of Liens, making of Distributions, issuance of equity, acquisition of assets of liabilities or any other transaction consummated by the Company in connection with such prepayment to the extent that such transaction would have been prohibited under the terms of Section 7 hereof (assuming for purposes of such determination that such covenants were in effect at such time). All expenses of the Company Appraiser shall be borne by the Company; all expenses of the Investor Group Appraiser shall be borne by the holders of Warrants, Warrant Stock and Investor Group Preferred participating in the relevant put or call; and all expenses of the Third Appraiser shall be borne equally by the Company and such selling holders.

        11.6. Additional Payments Upon Merger, Etc. If at any time within six
(6) months after any Put Closing Date or twelve (12) months after any Call Closing Date with respect to the repurchase or exchange of any Warrants, Investor Group Preferred and/or Warrant Stock, the Company or any of its Subsidiaries shall become party to any Capital Transaction, the Company shall, simultaneously with the consummation of such Capital Transaction or at such later time as any payment is received by the Company or any of its stockholders in respect of such Capital Transaction, make an additional payment to each holder of Securities who participated in any applicable put or call in an amount per share of Warrant Stock (or Warrant Stock issuable upon exercise of any Warrant) or Investor Group Preferred repurchased from such holder pursuant to
Section 11.2 or 11.3 hereof equal to the excess, if any, of the value per share of the cash, securities and other property that such holder would have received (or that the Company received in which such holder would have had a beneficial interest as a stockholder of the Company) had such holder's Investor Group Preferred, Warrant Stock and/or Warrants not been previously repurchased pursuant to Section 11.2 or 11.3 hereof, over the payment received by such holder with respect to each such share pursuant to Section 11.2 or 11.3 hereof. Each payment pursuant to this Section 11.6 shall be made either in cash or in the form of consideration received by the holders of equity of the applicable class of the Company (or by the Company itself). For purposes of this Section
11.6 only, the term "Capital Transaction" shall include the completion of a public offering of the Common Stock pursuant to an effective registration statement filed under the Securities Act.

        11.7. Termination. The provisions of Section 11 hereof shall terminate on the date of the completion of a Qualified Public Offering.

12.     SUBSEQUENT HOLDERS OF SECURITIES.

        Whether or not any express assignment has been made in this Agreement, the provisions of this Agreement and the other Mezzanine Documents that are for the benefit of the Initial Holders as the holders of any Securities are also for the benefit of, and enforceable by, all subsequent holders of Securities.

13.     REGISTRATION RIGHTS.

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

        Each Initial Holder shall have certain registration rights with respect to the shares of Warrant Stock held by such Initial Holder as set forth in the Registration Rights Agreement.

14.     REGISTRATION AND TRANSFER OF SECURITIES.

        14.1. Registration, Transfer and Exchange of Notes.

        (a) The Company shall keep at its principal office a register in which shall be entered the names and addresses of the registered holders of the Notes issued by it and particulars of the respective Notes held by them and of all transfers of such Notes. References to the "holder" or "holder of record" of any Note shall mean the payee thereof unless the payee shall have presented such Note to the Company for transfer and the transferee shall have been entered in said register as a subsequent holder, in which case the terms shall mean such subsequent holder. The ownership of any of the Notes shall be proven by such register and the Company may conclusively rely upon such register.

        (b) The holder of any of the Notes may at any time and from time to time prior to maturity or redemption thereof surrender any Note held by it for exchange or (subject to compliance with the applicable provisions of Section 16 hereof) transfer at said office of the Company. Within a reasonable time thereafter and without expense (other than transfer taxes, if any) to such holder, the Company shall issue, at its expense, in exchange therefor another Note or Notes, dated the date to which interest has been paid on the surrendered Note, for the same aggregate principal amount as the unpaid principal amount of the Note or Notes so surrendered (subject to the applicable holder's endorsement or execution of any documents reasonably requested by the Company to evidence the cancellation of any surrendered Note), having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each such new Note shall be in the denominations and registered in the name of such person or persons as the holder of such surrendered Note or Notes may designate in writing, and such exchange shall be made in a manner such that no additional or lesser amount of principal or interest shall result. The Company will pay shipping and insurance charges, from and to each holder's principal office, involved in the exchange or transfer of any Note.

        (c) Each Note issued hereunder, whether originally or in substitution for, or upon transfer or exchange of, any Note shall be registered on the date of execution thereof by the Company. The registered holder of record shall be deemed to be the owner of the Note for all purposes of this Agreement. All notices given hereunder to the holder of record shall be deemed validly given if given in the manner specified in Section 18 hereof.

        14.2. Registration, Transfer and Exchange of Warrants.

        (a) The Company shall keep at its principal office a register in which shall be entered the names and addresses of the holders of Warrants issued by it and particulars of the respective Warrants held by them and of all transfers of such Warrants. References to the "holder" or "holder of record" of any Warrant shall mean the holder thereof unless the holder shall have presented such Warrant to the Company for transfer and the transferee shall have been entered in said register as a subsequent holder, in

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

which case the terms shall mean such subsequent holder. The ownership of any of the Warrants shall be proven by such register and the Company may conclusively rely upon such register.

        (b) The holder of any of the Warrants may at any time and from time to time prior to exercise, repurchase or redemption thereof surrender any Warrant held by it for exchange or (subject to compliance with Section 16 hereof) transfer at said office of the Company. On surrender for exchange of the Warrants, properly endorsed, to the Company, the Company at its expense will issue and deliver to or on the order of the holder thereof a new warrant or warrants of like tenor, in the name of such holder or, upon payment by such holder of any applicable transfer taxes, as such holder may direct, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock called for on the face or faces of the Warrants so surrendered. The Company will pay shipping and insurance charges, from and to each holder's principal office, involved in the exchange or transfer of any Warrant.

        (c) Each Warrant issued hereunder, whether originally or in substitution for, or upon transfer or exchange of, any Warrant shall be registered on the date of execution thereof by the Company. The registered holder of record shall be deemed to be the owner of the Warrant for all purposes of this Agreement. All notices given hereunder to the holder of record shall be deemed validly given if given in the manner specified in Section 18 hereof.

        14.3. Transfer and Exchange of Common Stock and Preferred Stock.

        (a) The Company shall keep at its principal office a register in which shall be entered the names and addresses of the holders of the Common Stock and the Preferred Stock and the particulars (including without limitation the class thereof) of the respective Common Stock and Preferred Stock held by them and of all transfers of shares of Common Stock or Preferred Stock or conversions of shares of Common Stock from one class to another. References to the "holder" or "holder of record" of any Common Stock and Preferred Stock shall mean the holder thereof unless the holder shall have presented the stock certificates evidencing same to the Company for transfer and the transferee shall have been entered in said register as a subsequent holder, in which case the terms shall mean such subsequent holder. The ownership of any of the Common Stock and Preferred Stock shall be proven by such register and the Company may conclusively rely upon such register.

        (b) Upon surrender at such office of any certificate representing shares of Common Stock or Preferred Stock for registration of exchange or (subject to compliance with the applicable provisions of this Agreement, including without limitation the conditions set forth in Section 16 hereof) transfer or conversion, the Company shall issue, at its expense, one or more new certificates, in such denomination or denominations as may be requested, for shares of Preferred stock or for shares of such class of Common Stock as may be requested, and registered as such holder may request. Any certificate representing shares of Common Stock or Preferred Stock surrendered for registration of transfer shall be duly endorsed, or accompanied by a written instrument of transfer duly executed by the holder of such certificate or his attorney duly authorized in writing. The Company will pay shipping and insurance charges, from and to each

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

holder's principal office, upon any transfer, exchange or conversion provided for in this Section 14.3.

        (c) Each stock certificate evidencing Common Stock or Preferred Stock, whether originally or in substitution for, or upon transfer, conversion or exchange of, any Common Stock or Preferred Stock or upon the exercise of any Warrant shall be registered on the date of execution thereof by the Company. The registered holder of record shall be deemed to be the owner of the Common Stock or Preferred Stock for all purposes of this Agreement. All notices given hereunder to the holder of record shall be deemed validly given if given in the manner specified in Section 18 hereof.

        14.4. Replacement of Securities. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Security and, in the case of any such loss, theft or destruction, conditioned upon prior or simultaneous delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of any Security held by an Initial Holder or any other institutional holder, an unsecured indemnity agreement from such Initial Holder or such other holder reasonably satisfactory to the Company) or, in the case of any such mutilation, upon the surrender of such Security for cancellation to the Company at its principal office, the Company, at its own expense, will execute and deliver, in lieu thereof, a new Security of like tenor, dated in the case of a Note so that there will be no loss of interest. Any Security in lieu of which any such new Security has been so executed and delivered by the Company shall not be deemed to be outstanding for any purpose of this Agreement.

15.     REGULATORY RESTRICTIONS.

        15.1. Bank Holding Company Act. No Person which is a bank holding company or a subsidiary of a bank holding company (a "Bank Affiliate") as defined in the Bank Holding Company Act of 1956, as amended, or other applicable banking laws of the United States of America and the rules and regulations promulgated thereunder (the "Bank Holding Company Act"), if such Bank Affiliate provides written notice to the Company electing to be bound by this Article 15, shall exercise any Warrant, or otherwise acquire Common Stock or Preferred Stock, if, after giving effect to such conversion, the Bank Affiliate, together with its Affiliates, would own more than five percent (5%) of the outstanding voting securities the Company. Notwithstanding the foregoing, to the extent not inconsistent with the Bank Holding Company Act, such conversion rights may be exercised or shares of Common Stock or Preferred Stock may otherwise be acquired in the event that:

               (a) The Company shall vote to merge or consolidate with or into any other Person and after giving effect to such merger or consolidation the Bank Affiliate would not own more than five percent (5%) of the outstanding voting securities of the surviving corporation;

               (b) said holder exercises its registration rights pursuant to the Registration Rights Agreement and the registration statement resulting therefrom is effective.

Any notice by a Bank Affiliate electing to be bound by this Article 15 shall be revocable by such Bank Affiliate upon delivery to the Company of written notice of such revocation.

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

        15.2. Statement of Compliance. For purposes of this Agreement, a written statement of a holder or any of its Affiliates, exercising any Warrant or otherwise acquiring any Common Stock or any Preferred Stock, delivered to the Company upon surrender of any Warrant for exercise, or upon any other acquisition of Common Stock or Preferred Stock, to the effect that such holder or its Affiliate, as the case may be, is legally entitled to exercise its rights to purchase such securities of the Company and that such exercise or acquisition will not violate or contravene any law or regulation or any judgment, decree or order of any governmental authority then applicable to such holder or such Affiliate, as the case may be, shall be conclusive and binding upon the Company and shall absolutely obligate and bind the Company to deliver, in accordance with the other terms and provisions hereof, certificates or other appropriate instruments representing the securities so purchased.

        15.3. Acknowledgment of Cross-Lending Restrictions. The Company hereby acknowledges that if BBI at any time shall own more than 15% of the total equity capital of the Company, then the Company will become subject to certain "cross-lending" restrictions under the Gramm-Leach-Bliley Act of 1999.

16.     RESTRICTIONS ON TRANSFER.

        16.1. General Restriction. The Securities shall be transferable only upon the satisfaction of the conditions set forth below in this Section 16 and any applicable provisions of the Securities Holders Agreement.

        16.2. Notice of Transfer. Prior to any transfer of any Securities, the holder thereof shall be required to give written notice to the Company describing in reasonable detail the manner and terms of the proposed transfer and the identity of the proposed transferee (the "Transfer Notice"), accompanied by (a) if requested by the Company, an opinion of Bingham Dana LLP or other counsel reasonably acceptable to the Company, addressed to the Company, that such transfer may be effected without registration of such Securities under the Securities Act, and (b) the written agreement of the proposed transferee to be bound by all of the provisions hereof and of the other Mezzanine Documents, applicable to holders of such Securities hereunder or thereunder.

        16.3. Restrictive Legends. Except as otherwise permitted by this Section 16, each Security shall bear the legend specified for such Security in Schedule
16.3 hereto and any other legend required by law or regulation.

        16.4. Termination of Restrictions. The restrictions imposed by this
Section 16 upon the transferability of Securities shall terminate as to any particular Securities when such Securities shall have been effectively registered under the Securities Act or sold pursuant to a Public Sale. Whenever any of such restrictions shall terminate as to any Securities, the holder thereof shall be entitled to receive from the Company or the Company, at such Person's expense, new Securities without such legends except that any legend required by law or regulation will be removed only upon delivery to the Company of an opinion of counsel of the type referred to in clause (a) of Section 16.2 hereof to the effect that such legend may be removed.


17.     EXPENSES; INDEMNITY.

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

        (a) The Company hereby agrees to pay on demand all reasonable out-of-pocket expenses incurred by each holder of any Security issued hereunder, as a result of being party to this Agreement, in connection with the transactions contemplated by this Agreement and the other Related Agreements and in connection with any amendments or waivers (whether or not the same become effective) hereof or thereof and all reasonable out-of-pocket expenses incurred by any holder of any Security issued hereunder in connection with the enforcement of any rights hereunder, under any other Related Agreement or with respect to any Security, including without limitation (i) the reasonable cost and expenses of preparing and duplicating this Agreement, each other Mezzanine Document and Related Agreement and the Securities; (ii) the cost of delivering to the principal offices of each holder of any Security, insured to such holder's reasonable satisfaction, the Securities sold to such holder hereunder and any Securities delivered to such holder in exchange therefor or upon any exercise, conversion or substitution thereof; (iii) the reasonable fees, expenses and disbursements of Bingham Dana LLP, BBI's special counsel, in connection with the transactions contemplated by this Agreement and the other Related Agreements and any amendments, modifications, approvals, consents or waivers hereunder or thereunder; (iv) the reasonable fees, expenses and disbursements of BBI's accountants and other consultants, in connection with BBI's due diligence investigation of the Company; (v) all documentary stamp and similar taxes at any time payable in respect of this Agreement, any other Related Agreement or the issuance of any of the Securities; and (vi) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, whether or not such attorneys are employees of any holder, all reasonable costs associated with any rights of board attendance, observation or inspection and travel and lodging expenses related thereto, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any holder in connection with (A) the exercise, enforcement or preservation of rights under this Agreement or any of the other Related Agreements against the Company or any of its Subsidiaries or the administration thereof whether before or after the occurrence of a Default or Event of Default and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any holder's relationship with the Company or its Subsidiaries, but in the case of litigation brought against the Company or its Subsidiaries by a Security holder under clause (B), only to the extent that such Security holder prevails in such litigation.

        (b) The Company hereby further agrees to indemnify, exonerate and hold each holder and its stockholders, officers, directors, employees and agents, and each of its and their respective Affiliates, free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements), incurred in any capacity by any of the indemnitees as a result of or relating to (A) any transaction financed or to be financed in whole or in part directly or indirectly with proceeds from the sale of any of the Securities, or (B) the execution, delivery, performance or enforcement of this Agreement (including, without limitation, any failure by the Company to comply with any of its covenants hereunder), the Related Agreements or any instrument contemplated hereby or thereby, except, in each such case, for any such liabilities arising from any indemnitee's breach of this Agreement, gross negligence or willful misconduct.

        (c) The Company hereby indemnifies each holder against and agrees that they will hold each holder harmless from any claim, demand or liability for any broker's, finder's or placement fees or lender's incentive fees alleged to have been incurred by it in connection with the transactions contemplated by this Agreement or the other Related Agreements.

        (d) Except to the extent otherwise expressly provided herein, the Company shall pay on demand interest at a rate per annum equal to the lesser of the maximum rate of interest permitted by law or the then current non-default interest rate applicable to the Notes (or which would be applicable to the Notes if they were then outstanding) plus 3% (in each case, compounded monthly) on all overdue amounts payable under this Agreement until such amounts shall be paid in full.

        (e) The obligations of the Company under this Section 17 shall survive payment or transfer of the Securities and the termination of this Agreement.

18.     NOTICES.

        Any notice or other communication in connection with this Agreement, any other Mezzanine Document or the Securities shall be deemed to be delivered if in writing (or in the form of a telex or telecopy) addressed as provided below (a) when actually delivered, telexed or telecopied to said address or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mails, postage prepaid and registered or certified:

               If to the Company, at 770 Tamalpais Drive, Suite 400, Corte Madera, CA 94925 Attention: Chief Financial Officer, or at such other address as such person shall have specified by notice actually received by the addressor, with a copy to Bruckmann, Rosser, Sherrill & Co., L.L.C., at 126 E 56th.

               If to BBI, then to its address set forth on page 1 hereof, to the attention of Theresa A. Nibi, or at such other address as BBI shall have specified by notice actually received by the addressor, with a copy to Frederick F. Eisenbiegler, Esq., Bingham Dana LLP, 399 Park Avenue, New York, New York 10022.

               If to I.B.J. Whitehall, then to its address set forth on page 1 hereof, to the attention of Kevin Falvey, or at such other address as I.B.J. Whitehall shall have specified by notice actually received by the addressor.

               If to Exeter Capital, then to its address set forth on page 1 hereof, to the attention of Keith Fox, or at such other address as Exeter Capital shall have specified by notice actually received by the addressor.

               If to any other holder of record of any Security, to it at its address set forth in the applicable register referred to in Section 14 hereof.

19.     SURVIVAL AND TERMINATION OF COVENANTS.

        All covenants, agreements, representations and warranties made herein or in any other document referred to herein or delivered pursuant hereto shall be deemed to have

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

been relied on by each holder of Securities hereunder, notwithstanding any investigation made by such holder or on its behalf, and shall survive the execution and delivery hereof and of the Securities. All of the covenants contained herein shall terminate at such time as no Securities remain issued and outstanding and all amounts owed by the Company or any of its Subsidiaries in respect thereof have been paid in full, including, without limitation all interest on the Notes and Put Notes and any other applicable charges, fees and expenses payable under this Agreement or any of the Securities.

20.     AMENDMENTS AND WAIVERS.

        Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Majority Holders of the Notes, the Majority Holders of the Warrants, the Warrant Stock and the Common Shares and the Majority Holders of the Preferred Shares, respectively, with respect to any provision of this Agreement which by its terms operates for the benefit of such respective holders. Any term of the Notes may be amended and the observance of any term of the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Majority Holders of the Notes with respect to whom such amendment or waiver is made. Notwithstanding the foregoing, (a) without the prior written consent of each holder of Warrants, Warrant Stock and Preferred Shares with respect to whom such amendment or waiver is made, no such amendment or waiver shall extend the scheduled date of any required repurchase of such respective Securities held by such holder or reduce the repurchase price payable thereon, (b) without the prior written consent of each holder of Notes with respect to whom such amendment or waiver is made, no such amendment or waiver shall extend the fixed maturity or reduce the principal amount of, or reduce the rate or extend the time of payment of interest on, or reduce the amount or extend the time of payment of any principal or premium payable on any prepayment of, any Note with respect to whom such amendment or waiver is made, (c) without the written consent of the aforesaid percentage of Securities reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such amendment or waiver, (d) without the written consent of the percentage of the holders of each Security required to exercise the remedies provided in
Section 10 hereof, increase such required percentage, or (e) without the written consent of the Senior Lenders, amend Section 3.7 hereof. Any amendment or waiver effected in accordance with this Section 20 shall be binding upon each holder of any Security sold pursuant to this Agreement and the Company.


21.     CONSENT TO JURISDICTION.

        THE COMPANY HEREBY AGREES TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS IN AND OF THE COMMONWEALTH OF MASSACHUSETTS AND THE COURTS IN AND OF THE STATE OF NEW YORK, AND CONSENTS THAT SERVICE OF PROCESS WITH RESPECT TO ALL COURTS IN AND OF THE COMMONWEALTH OF MASSACHUSETTS OR IN AND OF THE STATE OF NEW YORK MAY BE MADE BY REGISTERED MAIL TO IT AT ITS ADDRESS SET FORTH ON PAGE 1 HEREOF.

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


22.     RIGHT TO PUBLICIZE

        The Company hereby acknowledges that BBI and its Affiliates will have the right to publicize BBI's investment in the Company as contemplated hereby by means of a tombstone advertisement or other customary advertisement in newspapers and other periodicals, which advertisement shall be subject to the reasonable prior approval of the Company.


23.     WAIVER OF JURY TRIAL.

        THE COMPANY AND EACH INITIAL HOLDER HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT, THE SECURITIES OR ANY OF THE OTHER MEZZANINE DOCUMENTS.


24.     MISCELLANEOUS.

        This Agreement and the other Mezzanine Documents set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any prior written or oral understandings with respect thereto. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS WHICH TOGETHER SHALL CONSTITUTE ONE INSTRUMENT AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE, AND SHALL BIND AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.



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

        If the foregoing corresponds with your understanding of our agreement, kindly sign this letter and the accompanying copies thereof in the appropriate space below and return one counterpart of the same to the Company, at the address first listed above.

                                        Very truly yours,

                                        IL FORNAIO (AMERICA) CORPORATION


                                        By:  /s/ PAUL J. KELLEY
                                           -------------------------------------
                                        Name:    Paul J. Kelley
                                        Title:   CFO


Accepted and agreed to:

BANCBOSTON INVESTMENTS INC.


By:  /s/ THERESA A. NIBI
   --------------------------------
Name:    Theresa A. Nibi
Title:   Director



IBJ WHITEHALL CAPITAL CORPORATION


By:  /s/ DANIEL R. HONEKER
   --------------------------------
Title:   Director
         Daniel Honeker

EXETER CAPITAL PARTNERS IV, L.P.

        By:    Exeter IV Advisors, L.P.,
               General Partner

        By:    Exeter IV Advisors, Inc.
               General Partner


        By:  /s/ KURT BERGQUIST
           -----------------------------
        Name:    Kurt Bergquist
        Title:   Vice President

                                List of Schedules



               A             Non-Recurring Charges

               2.1           Purchased Securities

               4.2           Authorizations

               4.4(a)        Stock Ownership

               4.4(b)        Stock Rights, Options, Warrants, Etc.

               4.5           Subsidiaries

               4.6(a)(i)     Historical Financial Statements

               4.6(a)(ii)    Pro Forma Balance Sheet

               4.6(a)(iii)   Projections

               4.12          Title to Assets (Exceptions)

               4.18          Environmental Compliance

               4.19          Representations under Related Agreements

               4.21          Withholding, Union Contracts, Labor Relations

               4.22          Potential Conflicts of Interest

               4.23          Transaction Costs

               6.15          Environmental Reports

               7.11          Indebtedness

               7.15          Investments

               7.16          Transactions with Affiliates

               7.17          Financial Covenants

               16.3          Restrictive Legends

                                List of Exhibits



               A-1    Form of Senior Subordinated Note

               A-2    Form of Put Note

               B-1    Form of Common Stock Purchase Warrant

               B-2    Form of Series A Preferred Stock Purchase Warrant

               B-3    Form of Series B Preferred Stock Purchase Warrant

               B-4    Form of Put Warrant

               C      Form of Legal Opinion of Counsel to the Company

               D      Form of Charter Amendment

               E      Form of Registration Rights Agreement

               F      Form of Subsidiary Guaranty




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